UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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ADOLOR CORPORATION

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ADOLOR CORPORATION

Notice of Annual Meeting of Stockholders

Dear Stockholder:

The Adolor Annual Meeting of Stockholders will be held on Thursday, May 22, 2008, beginning at 9:00 a.m. local time at The Desmond Great Valley Hotel and Conference Center, One Liberty Boulevard, Malvern, Pennsylvania 19355. Our President and Chief Executive Officer, Michael R. Dougherty, looks forward to bringing you up to date on the progress of the company during the past year.

The purposes of the Annual Meeting are:

(1)	to elect three Class I directors, to hold office until the Annual Meeting of Stockholders in 2011;

(2)	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008;

(3)	to approve an amendment to the Adolor Corporation Amended and Restated 2003 Stock-Based Incentive Compensation Plan; and

(4)	to transact any other business that may properly come before the meeting.

We appreciate your ongoing interest and participation in our company. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. You may vote over the Internet, as well as by telephone, or by mailing a proxy card. You can also vote in person at the Annual Meeting; however, if your shares are held of record by a broker, bank or other nominee, you will need to first obtain a proxy issued in your name from the record holder. Please review the instructions on the proxy card concerning each of these voting options. Should you receive more than one proxy, please be sure to sign and return each proxy to ensure that all your shares will be voted. YOUR VOTE IS VERY IMPORTANT.

By Order of the Board of Directors,

Martha E. Manning

Secretary

April 4, 2008

PROXY STATEMENT

This proxy statement and the accompanying proxy card are being mailed beginning April 4, 2008, to owners of shares of Adolor Corporation (the “Company”) Common Stock in connection with the solicitation of proxies by the Board of Directors for the 2008 Annual Meeting of Stockholders. This proxy procedure is necessary to permit all holders of our Common Stock, many of whom live throughout the United States and in foreign countries and are unable to attend the Annual Meeting, to vote. Our Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

Adolor Corporation

700 Pennsylvania Drive

Exton, Pennsylvania 19341

VOTING PROCEDURES

Your vote is very important. Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. Most stockholders have a choice of voting by means of the Internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

You may revoke your proxy at any time before it is voted by written notice to the Secretary of the Company, by submission of a proxy bearing a later date or by casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided. If no directions are given, your shares will be voted by one of the individuals named on your proxy card as recommended by the Board of Directors. If you wish to give a proxy to someone other than those named on the proxy card, you should cross out those names and insert the name(s) of the person(s), not more than four, to whom you wish to give your proxy.

Who can vote? Stockholders as of the close of business on March 25, 2008 are entitled to vote. On that day 46,028,332 shares of our Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at our principal place of business, 700 Pennsylvania Drive, Exton, Pennsylvania, beginning April 4, 2008. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

What shares are included in the proxy card? The proxy card represents all the shares of Common Stock registered to your account. Each share of Common Stock that you own entitles you to one vote.

How are votes counted? The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of Common Stock entitled to vote, is represented. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. Because abstentions will be included in tabulations of the votes entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters which the broker has not expressly voted. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. There cannot be any broker non-votes for Items 1 and 2, as a broker’s discretionary authority to vote on such matters is not limited, and broker non-votes are not counted in determining whether the affirmative vote required for the approval of Item 3 has been cast. Director elections are determined by a plurality of the votes cast. Ratification of the appointment of our independent registered public accounting firm and approval of an amendment to our Amended and Restated 2003 Stock-Based Incentive Compensation Plan require the affirmative vote of a majority of shares present and entitled to vote at the Annual Meeting and voting thereon.

Who will count the vote? Our Transfer Agent and Registrar, StockTrans, Inc., will tally the vote and certify the results.

Who is soliciting this proxy? Solicitation of proxies is made on behalf of us and our Board of Directors. We will pay the cost of preparing, assembling and mailing the notice of Annual Meeting, proxy statement and proxy card. In addition to the use of mail, proxies may be solicited by our directors, officers and regular employees, without additional compensation, in person or by telephone or other electronic means. We will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of our Common Stock. We may engage a professional proxy solicitation firm to assist us with the solicitation of proxies prior to the Annual Meeting. If we do engage such a firm, we do not expect to pay more than $50,000 plus expenses for its services.

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware and our Amended and Restated Certificate of Incorporation and Restated Bylaws, our business, property and affairs are managed under the direction of the Board of Directors. Although our directors are not involved in our day-to-day operating details, they are kept informed of our business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by our officers at meetings of the Board of Directors and committees of the Board of Directors.

Meetings of the Board of Directors. The Board of Directors held ten meetings in 2007. Each of the incumbent directors attended an aggregate of at least 75% of the Board of Directors and committee meetings on, and during the period in, which the director served with the exception of Dr. Goddard, who attended 64% of such meetings.

Board members are expected to make every reasonable effort to attend the Annual Meeting of Stockholders. All directors except for Dr. Goddard and Mr. Nelsen attended the 2007 Annual Meeting of Stockholders held on May 17, 2007.

Communication with the Board of Directors. Stockholders may communicate with the Board of Directors by sending a letter to Adolor Corporation Board of Directors, c/o Office of the General Counsel, 700 Pennsylvania Drive, Exton, Pennsylvania 19341. The Office of the General Counsel will review the correspondence and forward it to the Chair of the appropriate committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to Adolor Corporation or its business, or is similarly inappropriate. The Office of the General Counsel has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Director Independence. The Board of Directors has determined that the following directors are independent under the listing standards of The Nasdaq Stock Market Inc.: Drs. Gemayel, Goddard and Nash and Messrs. Anido, Hager, Nelsen and Nickelson.

Committees of the Board of Directors. The Board of Directors has established three standing committees and the table below shows the current membership for each of the standing Board committees.

Audit Committee	Compensation Committee	Governance and Nominating Committee

George V. Hager, Jr. *	Armando Anido	Georges Gemayel

Claude Nash	Claude Nash *	Paul Goddard

Donald Nickelson	Robert Nelsen	Donald Nickelson *

*	Committee Chairman

Audit Committee — assists the Board of Directors in monitoring: (i) the integrity of the financial statements of the Company; (ii) the Company’s compliance with legal and regulatory requirements related to the financial statements, including the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that have been established relating to such financial statements; and (iii) the independence and performance of the Company’s external auditors. In addition, the Audit Committee maintains the sole responsibility to appoint, determine funding for, and oversee the independence and performance of our external auditors and has the authority to engage independent counsel and other advisors to assist in such responsibility. Each member of the Audit Committee is independent under the listing standards of The Nasdaq Stock Market Inc. and as that term is used in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met five times during 2007. The Audit Committee has adopted a written charter, a copy of which is available on our Internet website at www.adolor.com. The current members of the Audit Committee are Mr. Hager (Chairman), Mr. Nickelson and Dr. Nash. The Board has determined that Mr. Hager is a financial expert, as described in Rule 407(d)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Compensation Committee — reviews and makes recommendations to the Board of Directors regarding the compensation to be provided to the directors. In addition, the Compensation Committee reviews and determines compensation arrangements for the Chief Executive Officer and the other executive officers. The Compensation Committee also administers our equity compensation plans. The Compensation Committee has adopted a written charter, a copy of which is available on our Internet website at www.adolor.com.

The Compensation Committee met six times during 2007. The current members of the Compensation Committee are Dr. Nash (Chairman) and Messrs. Anido and Nelsen. Each member of the Compensation Committee is “independent” as defined under the listing standards of The Nasdaq Stock Market Inc. The Compensation Committee is appointed by the Board of Directors to discharge the Board’s responsibilities relating to compensation of the Company’s directors and officers.

The Compensation Committee meets as often as necessary to perform its duties and responsibilities. Typically, the Compensation Committee’s meeting agenda is established by the Committee Chairman in consultation with the Company’s Senior Director, Human Resources. The Company’s Chief Executive Officer, the Senior Director, Human Resources and the Company’s compensation consultant usually attend the Committee meetings. The Committee also generally meets in executive session without management after each regularly scheduled meeting with the compensation consultant joining them for such sessions, as the Committee deems appropriate and necessary.

Compensation Committee members receive and review materials in advance of each meeting. These materials include information that management believes will be helpful to the Compensation Committee, as well as materials that the Compensation Committee has requested. Depending on the meeting’s agenda, such materials may include: details regarding compensation for each executive, including equity ownership, copies of performance reviews and evaluations of executives who report directly to the Chief Executive Officer and market data gathered by the Company’s compensation consultant, including, but not limited to, the Radford Biotechnology Survey, published by Aon Consulting which is a resource of competitive intelligence for vice president-and-above level positions in the biotechnology and pharmaceutical industries.

As part of its annual review, the Compensation Committee meets during November and/or December to discuss the Company’s compensation philosophy, to review the composition of the Company’s compensation peer group and to review the report of the compensation consultant. After considering the information provided by the compensation consultant, each individual executive’s contribution to the Company’s achievements and any changes in the role and responsibility of the executive during the year, the Compensation Committee reviews proposed compensation for the executive officers, including base salary, merit increases, bonus and equity awards, with the Board prior to taking final action.

Management plays a significant role in our compensation setting process. Most importantly, management evaluates employee performance, establishes business targets and objectives and recommends salary levels, merit increases, bonus awards and option awards for Company executives other than the Company’s Chief Executive Officer. The Chief Executive Officer recommends to the Compensation Committee the salary levels, merit increases, bonus awards and option awards for the other named executive officers.

The Compensation Committee is permitted to retain, approve fees for and terminate advisors, agents and consultants, as it deems necessary to assist in the fulfillment of its responsibilities. Accordingly, the Compensation Committee engaged Aon Consulting to advise the Company regarding executive salaries, director compensation and other compensation issues in 2006 and 2007. This consultant provided the Compensation Committee with relevant market data and alternatives to consider when making executive compensation decisions and it reports directly to the Compensation Committee. This consultant does not have a consulting relationship with management of the Company.

The Compensation Committee’s charter authorizes the Committee to form and delegate authority, as it deems appropriate, to subcommittees. Our Board of Directors established the Secondary Committee on Options as a subcommittee of the Compensation Committee. The Secondary Committee on Options is authorized to award stock options to eligible individuals who are not subject to the requirements of Rule 16b-3 of the Exchange Act or Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). The Board of Directors has adopted guidelines which limit the number of options the Secondary Committee can grant to employees by employee grade level. The current members of the Secondary Committee on Options are Mr. Dougherty and Ms. Manning.

Compensation Committee Interlocks and Insider Participation — As described above, the Compensation Committee of our Board of Directors reviews and determines compensation arrangements for our Chief Executive Officer and our other executive officers and administers our equity compensation plans. The Compensation Committee is composed entirely of the following three independent directors: Dr. Nash and Messrs. Anido and Nelsen. None of the members of the Compensation Committee has served or is currently serving as an officer or employee of the Company, nor have they engaged in any transactions involving the Company which would require disclosure as a transaction with a related person. There are no compensation committee interlocks between the Company and any other entity involving the Company’s or such entity’s executive officers or board members.

Governance and Nominating Committee — identifies, reviews, evaluates and recommends potential candidates to serve as directors of the Company and serves as a focal point for communication between such candidates, our directors who are not members of the Governance and Nominating Committee and our management. As further described on page 40 under the heading “Certain Relationships and Related Transactions,” the Governance and Nominating Committee also considers matters of actual and possible conflicts of interest of Board members and senior executives and reviews and makes recommendations to our Board of Directors with respect to potential related party transactions. The Governance and Nominating Committee held four meetings during 2007.

The Governance and Nominating Committee has adopted a written charter, a copy of which is available on our Internet website at www.adolor.com. The current members of the Governance and Nominating Committee are Mr. Nickelson (Chairman), Dr. Gemayel and Dr. Goddard. During 2007, Mr. Anido served on the Governance and Nominating Committee until May 17, 2007, at which point Dr. Gemayel joined the committee. Each member of the Governance and Nominating Committee is “independent” as defined under the listing standards of The Nasdaq Stock Market Inc.

The Governance and Nominating Committee will consider director candidates recommended by stockholders. A description of the procedures a stockholder must follow to submit a director candidate and the criteria the Governance and Nominating Committee will use to evaluate candidates is set forth on page 10 under the heading “Submission of Stockholder Proposals and Director Nominations.”

Director Compensation. Each director who is not an employee of the Company receives an annual retainer fee for Board and Committee service and fees per Board meeting attended. As of the Company’s Annual Meeting of Stockholders held on May 17, 2007, the compensation program for non-employee directors was set as follows: the annual retainer was increased by $5,000 to $20,000, the additional fee paid to the Chairman of the Audit Committee was increased by $4,000 to $6,500, the Chairman of each of the Compensation Committee and Governance and Nominating Committee will receive an additional $2,500 and the non-executive chairman of the Board of Directors will receive an additional $13,500. The increase in the annual retainer and the Audit Committee Chairman compensation, as well as the compensation for each Chairman of the Compensation Committee and Governance and Nominating Committee and the non-executive chairman of the Board described in the previous sentence, are payable, at the election of the Board, in shares of Company common stock or cash. For 2007, the Board elected to pay these fees in shares of common stock of the Company. All directors are also reimbursed for the expenses they incur in attending meetings of the Board of Directors or board committees. Board compensation is detailed in the table which follows.

In addition, directors of the Company who are not employees of the Company are eligible to receive options to purchase Common Stock awarded automatically under our Amended and Restated 2003 Stock-Based Incentive Compensation Plan. As of the Company’s Annual Meeting of Stockholders held on May 17, 2007, these option awards were increased as follows: the annual grant of stock options was increased by 5,000 shares and the grant upon a director’s initial election to the Board of Directors was increased by 10,000 shares. Therefore, in 2007, all directors who were not employees of the Company were granted stock options to purchase 20,000 shares of our Common Stock on the date of our 2007 annual meeting at a per share exercise price equal to the fair market value of our Common Stock on that date. These stock options will vest on the first anniversary of the grant date. In addition, each non-employee director who was initially elected to the Board of Directors in 2007 received an option to purchase 25,000 shares of our Common Stock upon his or her initial election to the Board of Directors at a per share exercise price equal to the fair market value of our Common Stock on that date, and the shares of Common Stock underlying those options vest in three equal annual installments on the anniversary of the grant date.

When Mr. Madden was serving as the Company’s Interim President and Chief Executive Officer he was ineligible for compensation for his service on the Board of Directors. Following his resignation on December 14, 2006 as the Company’s Interim President and Chief Executive Officer he once again became eligible to receive Board compensation.

In September 2007, the Compensation Committee granted Mr. Madden stock options to purchase 100,000 shares of our Common Stock as additional compensation for corporate and strategic activities which Mr. Madden provided the Company as Chairman of the Board of Directors. The Compensation Committee felt that such additional compensation was appropriate because these activities required more of Mr. Madden’s time than is generally expected from a Chairman of the Board of Directors. These options have an exercise price of $3.72 per share and they vest in twelve equal monthly installments on the anniversary of the grant date.

Director Summary Compensation Table

The table below summarized the fees earned by non-employee directors for the year ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)(2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Armando Anido	38,750	5,000	116,736	—	—	—	160,486
Georges Gemayel	24,500	5,000	45,711	—	—	—	75,211
Paul Goddard	31,500	5,000	116,736	—	—	—	153,236
George V. Hager, Jr.	38,000	9,000	116,736	—	—	—	163,736
David Madden	35,000	18,500	103,932	—	—	—	157,432
Claude Nash	40,000	7,500	116,736	—	—	—	164,236
Robert Nelsen	35,500	5,000	116,736	—	—	—	157,236
Donald Nickelson	38,000	7,500	116,736	—	—	—	162,236
Michael R. Dougherty (4)	—	—	—	—	—	—	—

(1)	For 2007, each non-employee director received an annual retainer of $20,000 ($5,000 of which was paid in Company common stock), per Board meeting fees of $2,000, an annual retainer for each Board committee of $2,500, and for the Chairman of the Audit Committee, an additional fee of $6,500 ($4,000 of which was paid in Company common stock). In 2007 the Company did not reimburse non-employee directors for telephonic Board meetings which lasted less than a half hour; beginning in 2008 non-employee directors will get reimbursed for all telephonic Board meetings.

(2)	In 2007, the Chairman of each of the Compensation Committee and Governance and Nominating Committee received an award of Company common stock with a grant date fair value of $2,500 and the non-executive chairman of the Board of Directors received an award of Company common stock with a grant date fair value of $13,500. These amounts represent common stock awards which were granted in 2007.

The amounts in this column reflect the dollar amounts recognized for financial statement reporting purposes for the year ended December 31, 2007, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-based Payments,” with respect to stock awards. See Note 2 of the financial statements of the Company’s Annual Report for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards. The number of shares of stock awarded to each director in 2007, and the full grant date fair value of such stock awards, computed in accordance with SFAS 123(R), was as follows: Mr. Armando Anido 1,319 shares or $5,000; Dr. Georges Gemayel 1,319 shares or $5,000; Dr. Paul Goddard 1,319 shares or $5,000; Mr. George V. Hager, Jr. 2,374 shares or $9,000; Mr. David M. Madden 4,881 shares or $18,500; Dr. Claude Nash 1,978 shares or $7,500; Mr. Robert Nelsen 1,319 shares or $5,000; and Mr. Donald Nickelson 1,978 shares or $7,500.

(3)	The amounts in this column reflect the dollar amounts recognized for financial statement reporting purposes for the year ended December 31, 2007, in accordance with SFAS No. 123(R) with respect to option awards. Amounts calculated utilizing the provisions of SFAS No. 123(R). See Note 2 of the financial statements of the Company’s Annual Report for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards. The full grant date fair value of the stock options to purchase 20,000 shares of Common Stock which were awarded to each director in May 2007 and the stock options to purchase 100,000 shares of Common Stock which were awarded to Mr. Madden in September 2007, each computed in accordance with SFAS 123(R), is $50,600 and $251,000, respectively. At December 31, 2007, the aggregate number of option awards outstanding for each director was as follows: Mr. Armando Anido 80,000; Dr. Georges Gemayel 45,000; Dr. Paul Goddard 112,000; Mr. George V. Hager, Jr. 80,000; Mr. David M. Madden 210,000; Dr. Claude Nash 129,000; Mr. Robert Nelsen 104,000; and Mr. Donald Nickelson 80,000.

(4)	See Summary Compensation Table for disclosure related to Mr. Michael R. Dougherty who served as an executive officer of the Company during 2007.

Code of Ethical Conduct. Our Code of Ethical Conduct was adopted in its current form in February 2004. The Code of Ethical Conduct applies to all of our employees and directors.

Our Code of Ethical Conduct is posted on the Company’s Internet website at www.adolor.com. Any waivers of the application of our Code of Ethical Conduct to directors or executive officers must be made by the independent directors. Any waiver of the Code of Ethical Conduct will be disclosed promptly on our Internet website. Any amendment of the Code of Ethical Conduct also will be disclosed promptly on our Internet website.

Governance Principles. In May 2004, our Board of Directors adopted Corporate Governance Guidelines, that are available on our Internet website at www.adolor.com.

ELECTION OF DIRECTORS

ITEM 1 ON PROXY CARD

Our Amended and Restated Certificate of Incorporation and Restated Bylaws provide that our business will be managed by a Board of Directors, with the number of directors to be fixed by the Board of Directors from time to time. Our Amended and Restated Certificate of Incorporation divides our Board of Directors into three classes: Class I, Class II and Class III. The directors in each class serve terms of three years and until their respective successors have been elected and have qualified.

The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three-year term. The term of the three Class I directors, Armando Anido, Michael R. Dougherty and George V. Hager, Jr., expires at our 2008 Annual Meeting. The term of the three Class II directors, Georges Gemayel, David M. Madden and Robert T. Nelsen, expires at our 2009 Annual Meeting. The term of the three Class III directors, Paul Goddard, Ph.D., Claude H. Nash, Ph.D. and Donald Nickelson, expires at our 2010 Annual Meeting.

Director candidates were nominated by the Governance and Nominating Committee of the Board of Directors. Stockholders are also entitled to nominate director candidates for the Board of Directors in accordance with the procedures set forth on page 10 under the heading “Submission of Stockholder Proposals and Director Nominations.” The Governance and Nominating Committee of our Board of Directors did not receive a recommendation for a director nominee from a stockholder that beneficially owned more than 5% of our Common Stock by November 30, 2007.

At the Annual Meeting, three Class I directors are to be elected. Each of the nominees has consented to being named as a nominee for director of the Company and has agreed to serve if elected. Each Class I director will be elected to serve until our 2011 Annual Meeting and until his respective successor has been elected and has qualified. If any nominee becomes unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for any substitute nominee designated by the Board of Directors. Director elections are determined by a plurality of the votes cast and abstentions will not be counted for the purposes of the election of directors. Unless otherwise specified by the stockholders, the shares of stock represented by the proxy will be voted for election of the three Class I directors.

Set forth below is information regarding each nominee for director.

Nominees For Director

The Board of Directors recommends a vote FOR each of the listed nominees.

Incumbent Class I Directors

Name of Current Director	Age	Principal Occupation During at Least the Past Five Years
Armando Anido	50	Mr. Anido joined us as a Director in August 2003. Mr. Anido serves as Chief Executive Officer and President of Auxilium Pharmaceuticals, Inc., a specialty biopharmaceutical company traded on Nasdaq focused on developing and marketing products to urologists, endocrinologists, orthopedists and select primary care physicians. Prior to becoming CEO of Auxilium, Mr. Anido held the position of Executive Vice President, Sales and Marketing for MedImmune, Inc. from 1999 to 2006, where he was responsible for worldwide commercialization of their portfolio. He also served on the Executive Committee and Product Development Committee. Prior to MedImmune, from 1995 to 1999, Mr. Anido was with GlaxoWellcome, Inc. where he served as Vice President, Central Nervous System Marketing after joining the company as Director, HIV Marketing. Mr. Anido was employed by Lederle Labs from 1989 to 1995 in various commercial roles, culminating as Vice President, Anti-infectives. Mr. Anido serves on the board of Auxilium Pharmaceuticals, Inc. Mr. Anido received his B.S. in Pharmacy and his M.B.A. in Marketing and Finance from West Virginia University.

Name of Current Director	Age	Principal Occupation During at Least the Past Five Years
Michael R. Dougherty	50	Mr. Dougherty was elected to President and Chief Executive Officer and a member of the Board of Directors on December 14, 2006. Mr. Dougherty served as our Senior Vice President, Chief Operating Officer and Treasurer from October 31, 2005 until December 14, 2006. From April 2003 until October 31, 2005, he was Chief Financial Officer. He joined us as our Senior Vice President of Commercial Operations in November 2002. From November 2000 to November 2002, Mr. Dougherty was President and Chief Operating Officer of Genomics Collaborative, Inc., a privately held functional genomics company. Previously, Mr. Dougherty served as President and Chief Executive Officer at Genaera Corporation, formerly Magainin Pharmaceuticals Inc., a publicly traded biotechnology company, and as Senior Vice President and Chief Financial Officer at Centocor, Inc., a publicly traded biotechnology company. Mr. Dougherty has served on the Board of Directors of ViroPharma Incorporated since January 2004. Mr. Dougherty received a B.S. from Villanova University.

George V. Hager, Jr.	52	Mr. Hager joined us as a Director in July 2003. Mr. Hager serves as Chairman and Chief Executive Officer of Genesis HealthCare, a provider of healthcare and support services to the elderly which was spun off by Genesis Health Ventures, Inc. in 2003. Prior to becoming CEO of Genesis HealthCare, Mr. Hager was Executive Vice President and Chief Financial Officer and was responsible for corporate finance, information services, reimbursement and risk management of Genesis Health Ventures, Inc. He joined Genesis Health Ventures, Inc. in 1992 as Vice President and Chief Financial Officer and was named Senior Vice President and Chief Financial Officer in 1994. Mr. Hager has over 20 years experience in the health care industry including leading KPMG LLP’s health care practice in Philadelphia from 1989 to 1992. He received a Bachelor of Arts in Economics from Dickinson College and a Master of Business Administration degree from Rutgers Graduate School of Management. He is a certified public accountant; member of the Board of Trustees and finance committee of The University of the Sciences in Philadelphia; and a member of the Board and strategic planning and executive committees of the National Investment Center.

Incumbent Class II Directors to Continue in Office for Terms Expiring in 2009

Name of Current Director	Age	Principal Occupation During at Least the Past Five Years
Georges Gemayel, Ph.d.	47	Dr. Gemayel has been a Director since April 26, 2007. From 2003 to the present, Dr. Gemayel has been serving as Executive Vice President Therapeutics and Biosurgery for Genzyme Corporation. In that position, he is responsible for Genzyme’s global therapeutics, transplant, renal and biosurgery businesses. From 2000 to 2003, Dr. Gemayel was employed as Vice President National Specialty Care for Hoffmann-La Roche, responsible for its US business for dermatology, oncology, transplantation, hepatitis and HIV. Dr. Gemayel joined Hoffman-LaRoche in 1988 and served in various positions of increasing responsibility over his tenure there. Dr. Gemayel received his doctorate in pharmacy from St. Joseph University in Beirut, Lebanon and his PhD. in pharmacology from Paris-SUD University.

David M. Madden	45	Mr. Madden joined us as a Director in January 2000 and was elected Chairman of the Board in May 2005. Mr. Madden served as our Interim President and Chief Executive Officer from August 8, 2005 to December 14, 2006. Mr. Madden is a Founder and Principal with Narrow River Management, LP, an investment management company with a focus on equity investments in the emerging pharmaceutical industry. Mr. Madden was Co-Chief Executive Officer of Royalty Pharma AG, a private investment management firm specializing in the acquisition of royalty interests in pharmaceutical products, from October 2000 to 2003, and from 1997 to October 2000, he served as a Managing Member of Pharmaceutical Partners, LLC. From 1992 to 1995, Mr. Madden was President, Chief Executive Officer and a Director of Selectide Corporation, a development stage pharmaceutical company, that was acquired by Marion Merrill Dow in 1995. Mr. Madden was a consultant to Marion Merrill Dow during part of 1995. Mr. Madden serves as member of the board of directors of the Hospital for Special Surgery. Mr. Madden served as a member of the board of directors of Royalty Pharma AG until March 2004. Mr. Madden has a B.S. in Electrical Engineering from Union College and an M.B.A. from Columbia University.

Name of Current Director	Age	Principal Occupation During at Least the Past Five Years
Robert T. Nelsen	45	Mr. Nelsen has been a Director since our inception in 1994. Since July 1994, he has served as a managing director of various venture capital funds associated with ARCH Venture Partners, including ARCH Venture Fund II, L.P., ARCH Venture Fund III, L.P. and ARCH Venture Fund IV, L.P. From April 1987 to July 1994, Mr. Nelsen was a Senior Manager at ARCH Development Corporation, a company affiliated with the University of Chicago, where he was responsible for new company formation. Mr. Nelsen serves on the board of directors of NeurogesX, Inc. and he is also a member of the board of directors of several privately held companies. He received a B.S. in Biology and Economics from the University of Puget Sound and an M.B.A. from the University of Chicago.

Incumbent Class III Directors to Continue in Office for Terms Expiring in 2010

Name of Current Director	Age	Principal Occupation During at Least the Past Five Years
Paul Goddard, Ph.D.	58	Dr. Goddard joined us as a Director in October 2000 and served as a consultant for us from August 2003 to July 2005. In 2003, Dr. Goddard joined ARYx Therapeutics, Inc., a public product-based biopharmaceutical company as Chief Executive Officer and he currently serves as Chairman and Chief Executive Officer. In the period between 2000 and 2005, he served as chairman and part-time executive of several companies, including XenoPort, Inc., a private biopharmaceutical company, and AP Pharma, Inc., a specialty pharmaceutical company focused on the development and commercialization of innovative medical treatments, and he currently serves as AP Pharma’s chairman. From 1998 until 2000, Dr. Goddard served as Chief Executive Officer of Elan Pharmaceuticals, a division of Elan PLC. Dr. Goddard served as Chairman, Chief Executive Officer and a director of Neurex Corporation from 1991 to 1998 when the company was acquired by Elan. Prior to 1991, Dr. Goddard held various senior management positions at SmithKline Beecham, including senior vice president strategic marketing and senior vice president Far East region. Dr. Goddard is on the Board of Directors of ARYx Therapeutics, Inc., AP Pharma, Inc. and Onyx Pharmaceuticals and he served as a member of the Board of Directors of Molecular Devices until May 11, 2006. Dr. Goddard received a Ph.D. in Atieology and Epidemiology of Colon Cancer from St. Mary’s Hospital, University of London.

Claude H. Nash, Ph.D.	65	Dr. Nash joined us as a Director in January 2000. He is currently Chairman of the Board of Directors of Bloodstone Ventures, plc, a United Kingdom Company, focused on working with universities to start new companies and he previously served as Chief Executive Officer and Chairman of Bloodstone from August 2007 through December 2007. From 2004 through 2006, he held the position of Vice President Research and Development at the University of Maryland Biotechnology Institute. He served on the board of directors of ViroPharma Incorporated from that company’s inception in 1994 to 2003, serving as Chairman from 1997 to 2002, and served as Chief Executive Officer and President from 1994 until 2000. From 1983 to 1994, Dr. Nash served as Vice President, Infectious Disease and Tumor Biology at Schering-Plough Research Institute. Dr. Nash currently serves as the Chairman of the Board of Directors of Accera Incorporated, a startup drug discovery company with a proprietary focus on Alzheimer’s Disease. Dr. Nash has a B.S. in Biology and chemistry from Lamar University, an M.S. in Microbiology and a Ph.D. in Microbial Genetics and Biochemistry from Colorado State University.

Donald Nickelson	75	Mr. Nickelson joined us as a Director in September 2003. Mr. Nickelson is Vice Chairman of Harbour Group Industries, Inc. and serves as Director of First Advantage Corporation. Mr. Nickelson retired as President of PaineWebber Group in 1990, after a distinguished career in the financial industry for over 39 years. Mr. Nickelson has served on numerous public and private boards including Sugen, Inc. and Selectide Corporation. From 1994 until 2007 he served as Director of the Mainstay Mutual Funds, for which he also served as Lead Trustee. He has also served as Chairman of the Pacific Stock Exchange and as Director of the Chicago Options Exchange.

SUBMISSION OF STOCKHOLDER PROPOSALS AND

DIRECTOR NOMINATIONS

Stockholders wishing to have a proposal included in the Board of Directors’ 2009 proxy statement must submit the proposal so that the Secretary of the Company receives it no later than December 5, 2008. The Securities and Exchange Commission rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. Stockholders wishing to have a proposal presented at an annual meeting must submit the proposal so that the Secretary of the Company receives it not less than 120 days prior to the first anniversary of the date of this proxy statement; provided, however, that in the event that the date of the meeting is advanced by more than 30 days from the date of the 2008 Annual Meeting of Stockholders, notice by the stockholder must be received no later than the close of business on the 10th day following the earlier of the date on which notice of the date of the meeting was mailed or public disclosure was made.

Stockholders may propose nominees for consideration by the Governance and Nominating Committee by submitting the names, appropriate biographical information and qualifications in writing to: Martha E. Manning, Corporate Secretary, Adolor Corporation, 700 Pennsylvania Drive, Exton, PA 19341. In order to be considered for inclusion in the proxy statement and form of proxy for the Annual Meeting of Stockholders to be held in 2009, the name of the proposed nominee and the supporting documentation must be received before December 5, 2008.

The Governance and Nominating Committee considers recommendations of potential director candidates from current directors, management, stockholders and other business contacts. The Governance and Nominating Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. In considering any nominee proposed by a stockholder, the Governance and Nominating Committee will reach a conclusion based on the criteria it uses in evaluating all candidates for director. After full consideration, the stockholder proponent will be notified of the decision of the Committee. Director nominees should possess the highest personal and professional ethics, integrity and values, and must be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Governance and Nominating Committee seeks to identify candidates representing diverse experience at policy-making levels in business, management, marketing, finance, technology, human resources, communications, education, government, healthcare and in other areas that are relevant to our activities. Additionally, director nominees should have sufficient time to effectively carry out their duties.

Securities and Exchange Commission rules establish a different deadline for submission of stockholder proposals that are not intended to be included in the Company’s proxy statement with respect to discretionary voting. The deadline for these proposals for the year 2009 annual meeting is February 18, 2009 (45 calendar days prior to the anniversary of the mailing date of this proxy statement). If a stockholder gives notice of such a proposal after this deadline, the Company’s proxy holders will be allowed to use their discretionary authority to vote against the stockholder proposal when and if the proposal is raised at our 2009 Annual Meeting.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ITEM 2 ON PROXY CARD

Subject to stockholder ratification, the Audit Committee of the Board of Directors has reappointed the firm of KPMG LLP as the independent registered public accounting firm to audit and report upon our financial statements for 2008. Ratification requires the affirmative vote of a majority of shares present and entitled to vote at the Annual Meeting, in person or by proxy, and voting thereon. Unless otherwise specified by the stockholders, the shares of stock represented by the proxy will be voted for ratification of the appointment of KPMG LLP as our independent registered public accounting firm to audit and report upon our financial statements for 2008. If this appointment is not ratified by stockholders, the Audit Committee may reconsider its appointment.

One or more representatives of KPMG LLP are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The primary function of the Audit Committee is to assist the Board of Directors in monitoring: (i) the integrity of the financial statements of the Company; (ii) the Company’s compliance with legal and regulatory requirements related to the financial statements, including the Company’s system of internal controls regarding finance, accounting, legal compliance and ethics that have been established relating to such financial statements; and (iii) the independence and performance of the Company’s external auditors.

The Audit Committee appoints the independent registered public accounting firm to be retained to audit the Company’s financial statements, and once retained, the independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the independent registered public accounting firm. The Board of Directors has adopted a written charter setting forth the functions the Audit Committee is to perform, and this report is made pursuant to that charter. The Audit Committee’s charter was last revised in December 2007. A copy of the charter is available on our Internet website at www.adolor.com.

Management is responsible for the Company’s financial reporting process, including the Company’s system of internal control over financial reporting and safeguarding of assets, and for the preparation of financial statements in accordance with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm is also responsible for expressing an opinion on the design and effectiveness of management’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews.

The Audit Committee met with management periodically during 2007 to consider the design and effectiveness of the Company’s internal control over financial reporting, and discussed these matters and the overall scope and plans for the audit of the Company with the Company’s independent registered public accounting firm, KPMG LLP. The Audit Committee also discussed with senior management and KPMG LLP the Company’s disclosure controls and procedures and the certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which are required by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission.

The Audit Committee reviewed and discussed the audited financial statements for 2007 with management, including a discussion of the quality, not just the acceptability, of the accounting policies, the reasonableness of significant judgments and estimates and the clarity of disclosures in the financial statements.

The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their audit, their evaluation of the design and effectiveness of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed pursuant to all relevant professional and regulatory standards, including the Statement of Auditing Standards No. 61, as amended. In addition, the Audit Committee has, pursuant to the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), received the required written disclosures from KPMG LLP regarding its independence and discussed with KPMG LLP its independence from Adolor and its management. The Audit Committee has also considered whether the provision of non-audit services by the independent registered public accountants to Adolor is compatible with maintaining the auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Audit Fees; Audit-Related Fees; Tax Fees; All Other Fees. The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for 2007 and 2006 and fees billed for other services rendered by KPMG LLP:

	2007	2006
Audit fees	$296,130	$272,930
Audit related fees (1)	—	108,000

Audit and audit related fees	296,130	380,930
Tax fees (2)	83,461	15,500
All other fees	—	—

Total fees	$379,591	$396,430

(1)	Audit related fees consisted of fees for the February 2006 secondary common stock offering of the Company and the June 2006 consent for the Company’s registration statement on Form S-8.

(2)	Tax fees consisted of fees for tax consultation and tax compliance services.

During 2007 and 2006, the Company did not engage KPMG LLP to provide any professional services related to financial information systems design and implementation.

It is the practice of the Audit Committee to pre-approve all services rendered to the Company by its independent registered public accounting firm in accordance with applicable legal requirements. All of the services performed by KPMG LLP in 2007 were pre-approved by the Audit Committee.

The Audit Committee has reappointed, subject to stockholder ratification, the firm of KPMG LLP, as the independent registered public accounting firm, to audit and report upon the Company’s financial statements for 2008. In appointing KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008, the Audit Committee has considered whether KPMG LLP’s provision of services other than audit services are compatible with maintaining their independence.

MEMBERS OF THE AUDIT COMMITTEE

George V. Hager, Jr. (Chairman)

Claude Nash, Ph.D.

Donald Nickelson

The Board of Directors recommends a vote FOR ratification.

AMENDMENT TO THE ADOLOR CORPORATION

AMENDED AND RESTATED 2003 STOCK-BASED INCENTIVE COMPENSATION PLAN

ITEM 3 ON PROXY CARD

Subject to stockholder approval, on February 21, 2008, our Board of Directors adopted an amendment to the Amended and Restated 2003 Stock-Based Incentive Compensation Plan (the “2003 Plan”) to increase the number of shares of Common Stock authorized for issuance under the 2003 Plan by 1,600,000 shares from 6,000,000 to 7,600,000.

We adopted the 2003 Plan on February 27, 2003 and our Stockholders approved the 2003 Plan at our Annual Meeting held on May 13, 2003 and approved amendments to the 2003 Plan at our Annual Meeting held on May 18, 2006. As authorized by the 2003 Plan, our Board of Directors approved certain other amendments to the 2003 Plan which became effective on January 6, 2004, January 1, 2007 and February 21, 2008 and the plan was amended and restated on April 12, 2007. We are seeking stockholder approval for additional shares for issuance under the 2003 Plan because at year end 2007, 934,265 shares remained available for issuance under the 2003 Plan. Pursuant to Nasdaq Stock Market rules, stockholder approval must be obtained when a stock option or purchase plan is to be established or a material amendment to such a plan is to be adopted or other arrangement made pursuant to which stock may be acquired by officers or directors, unless the grant of shares is to persons not previously employed by us as an inducement to their entering into employment contracts with us and is approved by our Compensation Committee or a majority of the independent members of our Board of Directors. In addition, stockholder approval will permit us to make incentive stock option awards and to ensure certain grants will not be subject to certain limits on tax deductions. If stockholder approval of the amendment is obtained, we will be able to make stock option grants and grants of restricted stock or deferred stock (all of which are described below) to employees, directors and consultants to the Company. The Board of Directors believes that stockholder approval of the amendment to the 2003 Plan is necessary to ensure that we will be able to support our continuing efforts to attract and retain highly qualified employees. Stockholder approval requires the affirmative vote of a majority of shares present and entitled to vote at the Annual Meeting, in person or by proxy, and voting thereon. A copy of the 2003 Plan was previously filed as Exhibit 10.2 to our Annual Report on Form 10-K for the year ended December 31, 2007 and the proposed amendment is attached to this proxy statement as Appendix A.

Summary of the Amended and Restated 2003 Stock-Based Incentive Compensation Plan

Purpose. The purpose of the 2003 Plan is to assist us, our subsidiaries and our affiliates in attracting and retaining valued employees, consultants and directors by offering them a greater stake in our success and a closer identification with it, and to encourage ownership of our stock by such employees, consultants and directors.

Term. The 2003 Plan terminates on February 26, 2013, unless earlier terminated by the Board of Directors.

Administration. The 2003 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is currently comprised of three members, each of whom is a member of the Board of Directors, a “non-employee director” as defined under Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the Exchange Act and an “outside director” as defined under Section 162(m) of the Code and the regulations thereunder. The current members of the Compensation Committee are Dr. Nash (Chairman), Messrs. Anido and Nelsen. In addition, the Board of Directors may designate one or more of its members or officers of the Company to serve as a secondary committee and delegate to the secondary committee authority to grant awards to eligible individuals who are not subject to the requirements of Rule 16b-3 under the Exchange Act or section 162(m) of the Code. The secondary committee has the same authority with respect to selecting the individuals to whom awards are granted and establishing the terms and conditions of awards as the Compensation Committee has under the terms of the 2003 Plan.

The Compensation Committee has the following powers and authority with regard to the 2003 Plan:

•	to interpret and administer the 2003 Plan;

•	to select the participants who are to receive awards under the 2003 Plan;

•	to determine the times at which awards will be granted;

•	to determine the amount of awards to be granted to each such participant;

•

to unilaterally amend existing awards without the consent of the participant; provided that such amendment does not adversely affect the participant and that no award may be repriced, replaced, regranted through cancellation or modified without stockholder approval if the effect would be to reduce the exercise price for the shares underlying the award;

•	to amend existing awards that adversely affect a participant; provided that the participant consents; and

•	to determine the terms and conditions of awards granted under the 2003 Plan and the terms of agreements which will be entered into with participants in the 2003 Plan.

The Compensation Committee has the power to establish different terms and conditions with respect to different participants in the 2003 Plan.

Participation. All consultants, directors and employees of the Company are eligible to participate in the 2003 Plan. The Compensation Committee shall determine from time to time the individuals who are to receive awards under the 2003 Plan.

Except as set forth below, during the lifetime of a participant, awards shall be exercisable only by the participant, and no awards will be transferable other than by will or the laws of descent and distribution. Any attempt to pledge, assign or transfer an award for any reason during the participant’s lifetime shall be void and the relevant award shall be forfeited. The Compensation Committee may grant awards (except incentive stock options) that are transferable by a participant during his or her lifetime, but such awards shall be transferable only to the extent specifically provided in the agreement entered into with the participant. The transferee of the participant shall, in all cases, be subject to the provisions of the agreement between the Company and the participant. No incentive stock option shall be transferable other than by will or the laws of descent and distribution and, during the lifetime of a participant, shall be exercisable only by the participant. Upon the death of a participant, the person to whom the rights have passed by will or by the laws of descent and distribution may exercise an incentive stock option only in accordance with the terms of the 2003 Plan.

Shares of Stock Available for Grant. If stockholder approval of the amendment to the 2003 Plan is obtained, a total not exceeding an aggregate amount of 7,600,000 shares of Common Stock will be available for issuance under the 2003 Plan. The shares may be treasury shares or authorized but unissued shares. The maximum number of shares of Common Stock subject to options that may be granted to any one individual shall not exceed 750,000 shares of Common Stock during any calendar year (the “Individual Limit”).

The 2003 Plan provides that the number of shares or options issuable or transferable to participants and other relevant features of each award may be appropriately adjusted by the Compensation Committee if any change in the outstanding shares of common stock occurs by reason of a stock split or recapitalization, any pro rata distribution to all stockholders of property in respect to or in exchange for their outstanding shares of common stock, or other similar corporate change occurs.

Incentive Awards to Our Directors. Under the 2003 Plan, each director who is not an employee of the Company and who is initially elected to the Board of Directors after such approval automatically receives an option to purchase 25,000 shares of Common Stock upon his or her initial election to our Board of Directors, and the shares of Common Stock underlying such option vest one-third per year that such director remains a director for three years beginning on the first anniversary of the grant. At each annual meeting of our stockholders, each director continuing as such after such meeting who is not an employee of the Company automatically receives an option to purchase 20,000 shares of Common Stock, and the shares of Common Stock underlying such option vest in full on the first anniversary of the grant; provided, however, that in the event a director resigns from our Board of Directors other than for cause prior to such one-year anniversary, the vesting of such option shall accelerate so that such option immediately becomes exercisable with respect to one-twelfth of the shares of Common Stock underlying such option for each full month that has elapsed between the date of the grant of such option and the date of such resignation. The price per share at which Common Stock may be purchased upon the exercise of an option granted to a director who is not an employee of the Company shall be not less than the fair market value of a share of Common Stock on the date of grant.

Options. The specific terms and conditions of each option shall be set forth in a written option agreement, which shall comply with the 2003 Plan.

The Compensation Committee shall establish the time and the manner in which an option may be exercised and has a right to amend the terms of option agreements in certain circumstances. The price per share at which Common Stock may be purchased upon exercise of an option shall be determined by the Compensation Committee, but, in the case of incentive stock options, shall be not less than the fair market value (as such term is defined in the 2003 Plan) of a share of Common Stock on the date of grant. In the case of any incentive stock option granted to a ten percent stockholder, the option price shall not be less than 110% of the fair market value of a share of Common Stock on the date of grant. The option price for non-qualified options may be less than the fair market value of a share of Common Stock on the date of grant.

The option price of the shares of Common Stock received upon the exercise of an option shall be paid: (i) in full in cash at the time of exercise or, (ii) with the consent of the Compensation Committee, in whole or in part in Common Stock held by the participant for at least six months and valued at their fair market value on the date of exercise. With the consent of the Compensation Committee, payment upon the exercise of a non-qualified option may be made in whole or in part by shares of Common Stock which has been held by the participant for at least six months (based upon the fair market value of the restricted stock on the date the option is exercised, as determined by the Compensation Committee). Special rules apply which limit the time of exercise of an option following an employee’s termination of employment or upon the occurrence of a change in control of the Company. The Compensation Committee may impose additional restrictions on the exercise of any option.

Deferred Stock. In a deferred stock award, we will deliver, subject to certain conditions which could include achievement of performance goals determined by the Compensation Committee, a fixed number of shares of Common Stock to the participant at the end of a specified deferral period or periods. During the deferral period(s), the participant has no rights as a stockholder with respect to any such shares. Amounts equal to any dividends declared during the deferral period with respect to deferred stock that is not subject to the achievement of specified performance goals will either be paid to the participant, reinvested in additional shares of deferred stock or otherwise reinvested, as determined by the Compensation Committee at the time of the award. Dividends paid during the deferral period on deferred stock subject to a performance goal shall be reinvested in additional deferred stock and the expiration of the deferral period for such deferred stock shall be subject to the performance goals. Shares of Common Stock awarded pursuant to a deferred stock award shall be issued and delivered at the end of a deferral period as specified in the deferred stock agreement evidencing such award.

Restricted Stock. In a restricted stock award, the Compensation Committee grants to a participant shares of Common Stock that are subject to certain restrictions, including vesting of such stock upon rendering of additional service or the happening of certain events, including the achievement of certain performance goals determined by the Compensation Committee. During the restriction period, holders of restricted stock have the right to vote the shares of restricted stock. Amounts equal to any dividends declared during the restriction period with respect to restricted stock that is not subject to the achievement of specified performance goals will either be paid to the participant, reinvested in additional shares of restricted stock or otherwise invested, as determined by the Compensation Committee at the time of the award. Dividends paid during the restriction period on restricted stock subject to a performance goal shall be reinvested in additional restricted stock and the expiration of the restriction period for such restricted stock shall be subject to the performance goals. Generally, certificates representing shares of Common Stock awarded pursuant to a restricted stock award will be issued to the participant and deposited by the participant with the Company to be held in escrow during the restriction period. The Compensation Committee may modify or accelerate the delivery of shares of restricted stock.

Amendment of the 2003 Plan. The Board of Directors may modify or amend, suspend, or terminate the 2003 Plan at any time, provided that no such amendment shall be made without stockholder approval which shall (i) increase the total number of shares available for issuance pursuant to the 2003 Plan, (ii) materially increase the benefits to the plan’s participants, including any material change to (a) permit a repricing (or decrease in exercise price) of outstanding options, (b) reduce the price at which shares or options to purchase shares may be offered, or (c) extend the duration of the 2003 Plan, (iii) change the class of participants eligible to participate, (iv) modify the Individual Limit or the categories of performance goals set forth in the 2003 Plan, (v) expand the types of awards provided under the 2003 Plan or (vi) change the amendment and termination provisions of the 2003 Plan. Termination of the 2003 Plan shall not affect options outstanding under the 2003 Plan at the time of termination.

Changes in Capitalization. In the event of a reorganization, recapitalization, stock split, spin-off, split-off, split-up, stock dividend, issuance of stock rights, combination of shares, merger, consolidation or any other change in our corporate structure affecting our Common Stock, or any distribution to our stockholders other than a cash dividend, the Board of Directors shall make the appropriate adjustment in the number and kind of shares authorized by the 2003 Plan and other adjustments to outstanding awards as it deems appropriate. No fractional shares of Common Stock shall be issued pursuant to such an adjustment. The fair market value of any fractional shares resulting from such adjustments shall, where appropriate, be paid in cash to the holders.

Change of Control. Upon a change of control of the Company (as defined in the 2003 Plan), the Compensation Committee shall fully vest all awards made under the 2003 Plan. In addition, upon a change of control of the Company, the Compensation Committee may, at its discretion (i) cancel any outstanding awards in exchange for a cash payment of an amount equal to the difference between the then fair market value of the award less the option or base price of the award, (ii) after having given the award holder a chance to exercise any outstanding options, terminate any or all of the award holder’s unexercised options, or (iii) where we are not the surviving corporation, cause the surviving corporation to assume or replace all outstanding awards with comparable awards.

Federal Tax Consequences of Stock Options

In general, neither the grant nor the exercise of an incentive stock option will result in federal taxable income to an option holder or a deduction to us. Only our employees may receive incentive stock options. To receive special tax treatment as an incentive stock option under the Internal Revenue Code of 1986, as amended (the “Code”) as to shares acquired upon exercise of an incentive stock option, an option holder must neither dispose of such shares within two years after the incentive stock option is granted nor within one year after the exercise of the option. In addition, the option holder must be an employee at all times between the date of grant and the date three months, or one year in the case of disability, before the exercise of the option. Special rules apply in the case of the death of the option holder. Incentive stock option treatment under the Code generally allows the sale of our common stock received upon the exercise of an incentive stock option to result in any gain being treated as short-term or long-term capital gain to the option holder depending upon the period the stock underlying the incentive stock option has been held, but we will not be entitled to a tax deduction. However, the exercise of an incentive stock option, if the holding period rules described above are satisfied, will give rise to income includable by the option holder in his or her alternative minimum tax in an amount equal to the excess of the fair market value of the stock acquired on the date of the exercise of the option over the exercise price.

If the holding rules described above are not satisfied, gain recognized on the disposition of the shares acquired upon the exercise of an incentive stock option will be characterized as ordinary income. We will generally be entitled to a deduction equal to the amount of such gain included by an option holder as ordinary income. The amount of such gain will be equal to the difference between the exercise price and the fair market value of the shares at the time of exercise. Special rules may apply to disqualifying dispositions where the amount realized is less than the value at exercise. Notwithstanding the foregoing, in the event that the exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules may apply.

No income will be recognized by an option holder at the time a non-qualified stock option is granted. Generally, an option holder will recognize ordinary income at the time a vested non-qualified stock option is exercised in an amount equal to the excess of the fair market value of the underlying common stock on the exercise date over the exercise price. We will generally be entitled to a deduction for federal income tax purposes in the same amount as the amount included in ordinary income by the option holder with respect to his or her non-qualified stock option. Gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a vested non-qualified stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and will generally be long-term capital gain or loss depending on the holding period involved. The tax basis of the shares acquired upon the exercise of any non-qualified stock option will be equal to the sum of the exercise price of such non-qualified stock option and the amount included in income with respect to such option. Notwithstanding the foregoing, in the event that exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules may apply.

Generally, when the shares underlying a non-qualified stock option have vested and are exercised, the holder will recognize ordinary income, and we will be entitled to a deduction, equal to the difference between the fair market value of the stock at such time and the exercise price paid by the holder for the stock. Subsequently realized changes in the value of the stock generally would be treated as long-term or short-term capital gain or loss, depending on the length of time the shares were held prior to disposition of such shares.

Additional special tax rules may apply to those option holders who are subject to the rules set forth in Section 16 of the Exchange Act. The foregoing tax discussion is a general description of certain expected federal income tax results under current law, and all affected individuals should consult their own advisors if they wish any further details or have special questions.

Federal Tax Consequences of Deferred Stock Awards

A participant realizes no taxable income when a deferred stock award is made. When the deferral period for the award ends and the participant receives shares of Common Stock, the participant will realize ordinary income equal to the fair market value of the shares at that time. A participant’s tax basis (cost) in shares of Common Stock received at the end of a deferral period will be equal to the fair market value of such shares when such participant receives them. Upon sale of the shares, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Restricted Stock. Shares of restricted stock received will be considered subject to a substantial risk of forfeiture for federal income tax purposes. If a participant who receives such shares of restricted stock does not make the 83(b) election described below, the participant realizes no taxable income upon the receipt of shares of restricted stock. When the forfeiture restrictions with respect to the restricted stock lapse, the participant will realize ordinary income equal to the fair market value of the shares at that time. Dividends paid with respect to restricted stock will be treated as compensation income (not dividend income) received by the participant. A participant’s tax basis in shares of restricted stock will be equal to their fair market value when the forfeiture restrictions lapse, and the participant’s holding period for the shares will begin when the forfeiture restrictions lapse. Upon sale of the shares, the participant will realize short-term or long-term gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Participants receiving shares of restricted stock may make an election under section 83(b) of the Internal Revenue Code with respect to the shares. By making a section 83(b) election, the participant elects to realize compensation income with respect to the shares when the shares are received rather than at the time the forfeiture restrictions lapse. The amount of such compensation income will be equal to the fair market value of the shares when the participant receives them (valued without taking the restrictions into account). By making a section 83(b) election, the participant will realize no additional compensation income with respect to the shares when the forfeiture restrictions lapse, and will instead recognize capital gain or loss with respect to the shares when they are sold. Dividend payments received with respect to shares of restricted stock for which a section 83(b) election has been made will be treated as dividend income, assuming we have adequate current or accumulated earnings and profits. The participant’s tax basis in the shares with respect to which a section 83(b) election is made will be equal to their fair market value when received by the participant, and the participant’s holding period for such shares begins at that time. If, however, the shares are subsequently forfeited to us, the participant will not be entitled to claim a loss with respect to the shares to the extent of the income realized by the participant upon the making of the section 83(b) election. To make a section 83(b) election, a participant must file an appropriate form of election with the Internal Revenue Service and with us, within 30 days after shares of restricted stock are received, and the participant must also attach a copy of such election to his or her federal income tax return for the year in which the shares are received.

Section 162(m)

Section 162(m) of the Code may preclude us from claiming a federal income tax deduction if we pay total remuneration in excess of $1 million to the chief executive officer or to any of the other four most highly compensated officers in any one year. Total remuneration would generally include amounts received upon the exercise of stock options granted under the plan and the value of shares received when restricted shares become transferable or such other time when income is recognized. An exception does exist, however, for performance-based compensation which includes amounts received upon the exercise of stock options pursuant to a plan approved by stockholders that meets certain requirements. The 2003 Plan is intended to make grants of stock options that meet the requirements of performance-based compensation. The 2003 Plan is also intended to make grants of restricted stock and deferred stock to which performance goals are attached that meet the requirements of performance-based compensation. Other awards have been structured with the intent that such awards may qualify as such performance based compensation if so determined by the compensation committee.

The Board of Directors unanimously recommends that stockholders vote FOR the amendment to the 2003 Amended and Restated Stock-Based Incentive Compensation Plan.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders (1)	5,326,368	$10.96	1,758,597

(1)	Consists of options available for grant by us under our 2003 Plan and our Amended and Restated 1994 Equity Compensation Plan (the “1994 Plan”). The Company also issued deferred stock awards shares to employees. There are 347,046 deferred stock awards outstanding at December 31, 2007.

EXECUTIVE OFFICERS OF THE REGISTRANT

Our executive officers, their ages and their positions as of March 27, 2008, are as follows:

Name	Age	Title
Michael R. Dougherty (1)	50	President, Chief Executive Officer and Director
David Jackson (2)	61	Senior Vice President and Chief Medical Officer
Martha E. Manning (3)	53	Senior Vice President, General Counsel and Secretary
Thomas P. Hess (4)	44	Vice President, Finance and Chief Financial Officer

(1)	Michael R. Dougherty. Mr. Dougherty was elected as our President and Chief Executive Officer and a member of the Board of Directors on December 14, 2006. Mr. Dougherty served as our Senior Vice President, Chief Operating Officer and Treasurer from October 31, 2005 until December 14, 2006. From April 2003 until October 31, 2005, he was Chief Financial Officer. He joined us as our Senior Vice President of Commercial Operations in November 2002. From November 2000 to November 2002, Mr. Dougherty was President and Chief Operating Officer of Genomics Collaborative, Inc., a privately held functional genomics company. Previously, Mr. Dougherty served as President and Chief Executive Officer at Genaera Corporation, formerly Magainin Pharmaceuticals Inc., a publicly traded biotechnology company, and as Senior Vice President and Chief Financial Officer at Centocor, Inc., a publicly traded biotechnology company. Mr. Dougherty received a B.S. from Villanova University. Mr. Dougherty has served on the Board of Directors of ViroPharma Incorporated since January 2004.

(2)	David Jackson, M.D. Dr. Jackson is our Senior Vice President and Chief Medical Officer. He held this position from January 1, 2006 through January 3, 2007 and he was reappointed to this position in September 2007. He joined us as our Senior Vice President of Research and Development in January 2001 and he has served as our Chief Medical Officer since 2006. From 1994 to 2001, Dr. Jackson served in several positions with Omnicare Clinical Research, Inc. (formerly IBAH), a large clinical research organization. His responsibilities included serving as Chief Medical Officer and President of the clinical research organization in the United States. Previously, Dr. Jackson was Vice President, Clinical Research and Development for Janssen Research Foundation from 1988 to 1994. Dr. Jackson received a M.B., Ch.B. from the University of Glasgow.

(3)	Martha E. Manning, Esq. Ms. Manning joined us as our Senior Vice President, General Counsel and Secretary in July 2002. From October 2000 to July 2002, Ms. Manning was Senior Vice President, General Counsel and Secretary of Cell Pathways, Inc., an emerging pharmaceutical company. From 1993 to 1999, Ms. Manning served as General Counsel and Secretary of U.S. Bioscience, Inc., as a Vice President from 1993 to 1996, as a Senior Vice President from 1996 to 1998 and as an Executive Vice President from 1998 to 1999. From 1988 to 1993, Ms. Manning was General Counsel at The Wistar Institute, an independent, non-profit, biomedical research organization. Before joining Wistar, she was with the law firm of Morgan, Lewis & Bockius from 1983 to 1988. She received a J.D. from the University of Pennsylvania School of Law and a B.B.A. from the University of Massachusetts.

(4)	Thomas P. Hess, CPA. Mr. Hess joined us as our Vice President, Finance and Chief Financial Officer on October 31, 2005. From 2003 until joining Adolor Corporation, Mr. Hess was Corporate Controller of Vicuron Pharmaceuticals, Inc, a biopharmaceutical company that was acquired by Pfizer Inc. in 2005. From 2000 until 2003, Mr. Hess was Controller of Innovative Solutions and Support, Inc., a manufacturer of high tech avionics equipment. Prior to joining Innovative Solutions and Support, Inc., Mr. Hess was with KPMG LLP for ten years in various positions, including as a senior manager. Mr. Hess has a Bachelor of Science in accounting from Pennsylvania State University and a Masters of Business Administration in Finance from the University of Pittsburgh.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation program together with a description of the material factors underlying the decisions which resulted in the compensation provided to the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and certain other executive officers (collectively, the named executive officers (“NEOs”)) for 2007 (as presented in the tables which follow this CD&A).

Compensation Committee

The Compensation Committee (the “Committee”) of the Board of Directors is composed of three non-employee directors, all of whom are independent directors under the listing standards of The Nasdaq Stock Market Inc. and the Securities and Exchange Commission rules. The Committee has responsibility for determining and implementing the Company’s philosophy with respect to executive compensation. Accordingly, the Committee has overall responsibility for approving and evaluating the various components of the Company’s executive compensation program. The Committee annually evaluates the performance of, and determines and reviews with the full Board, the compensation of the NEOs.

The Committee operates under a written charter adopted by the Board of Directors of the Company on November 12, 2002 and amended on December 14, 2004, December 13, 2005 and on December 13, 2007. A copy of this charter is available on our Internet website at www.adolor.com.

Executive Compensation Philosophy and Objectives

The Committee’s philosophy with respect to executive compensation is to provide compensation that attracts, retains and motivates executives of outstanding ability, and to emphasize variable pay and long-term incentives that align the interests of the Company’s executives with its stockholders. To achieve these objectives, the Committee implements and maintains compensation plans that tie a substantial portion of executives’ overall compensation potential to operational goals, such as achieving progress in the Company’s research and development programs, the development of the Company’s human resources, enhancing stockholder value, managing the operating budget and raising the capital needed for the Company’s operations. When evaluating compensation, the Committee directly appraises the CEO’s performance, and considers the CEO’s appraisal of, and compensation recommendations for, the other NEOs.

The Committee believes executive compensation packages provided by the Company to its executives should include both cash and stock-based compensation that reward performance as measured against established objectives. The Committee believes that the achievement of both short and long-term objectives over the next few years will place considerable demands on the executive team and that their retention and motivation are crucial to building long-term corporate value.

Executive Compensation Consultant

To help it fulfill its responsibilities, the Committee periodically engages third-party executive compensation consultants to gather market data and to conduct reviews of the Company’s executive compensation program. The Company’s Senior Director, Human Resources, assists the Committee in the selection of executive compensation consultants. The consultants act as independent advisors to the Committee and have no other consulting relationships with the Company or its management.

In 2007, the Committee engaged Aon Consulting, a global human resources consulting firm and executive compensation consultant, to assist the Committee in the review of the Company’s executive compensation program, including providing market data for analysis and planning. Additionally, Aon assisted Company management and the Committee with non-executive compensation analysis and planning.

Setting Executive Compensation

Based on the compensation philosophy and objectives mentioned above, the Committee has structured the Company’s executive compensation program to motivate NEOs to achieve established business objectives approved by the Board of Directors and to reward NEOs for achieving such objectives.

The Committee places a greater weight on variable pay incentives and longer-term compensation than on cash compensation. The Committee believes that by increasing the emphasis on variable pay amounts and long-term incentives, the Company is able to attract executives who are willing to sacrifice current earnings and the retirement benefits generally offered by larger employers for potential long-term gains in a less stable and more risky environment. The Committee believes that stockholders of the Company share a similar risk profile.

In making compensation decisions, the Committee compares each element of total compensation against a peer group of publicly traded biopharmaceutical companies. Company management recommends a list of companies as the peer group, which is then reviewed by the Committee. The Company’s compensation consultant gathers data relating to the peer group companies and based on its findings, the Committee then adjusts the peer group composition as it deems appropriate and reasonable. The Committee periodically reviews and updates the Company’s compensation peer group, which consists of biotechnology companies which are of similar market value and stage of development. The companies which were considered when determining executives’ base salaries and annual incentive program targets for 2007, as well as equity awards granted in January 2007 (collectively, the “Compensation Peer Group”) were:

• Alnylam Pharmaceuticals, Inc.	• Noven Pharmaceuticals, Inc.
• AltheroGenics Inc.	• Onyx Pharmaceuticals, Inc.
• Cubists Pharmaceuticals, Inc.	• Progenics Pharmaceutics, Inc.
• Idenix Pharmaceuticals, Inc.	• Renovis, Inc.
• Isis Pharmaceuticals, Inc.	• Regeneron Pharmaceuticals, Inc.
• Ligand Pharmaceuticals Incorporated	• Tanox, Inc.
• Medarex Inc.	• Telik, Inc.
• MGI Pharma, Inc.	• Xenoport, Inc.

The Company’s market value was below the median market value of the Compensation Peer Group, as reported publicly in 2006.

In addition to reviewing data from the Compensation Peer Group, the Committee considers additional data which may be provided by our outside consultant, including the Radford Biotechnology Survey, a survey which includes compensation data for biotechnology companies (collectively with the Compensation Peer Group, the “Collected Market Data”).

Committee Processes; Role of Executives in Setting Compensation

A complete description of the Committee’s processes and the role of executives in setting compensation can be found earlier in this proxy in the section entitled “Corporate Governance – Committees of the Board of Directors – Compensation Committee.”

2007 Executive Compensation Components

The Company’s executive compensation is composed of three principal components:

•	base salary;

•	annual incentive bonus; and

•	long-term incentives, consisting of equity awards.

The Company has entered into employment contracts with all of the NEOs. In addition to the compensation components listed above, these contracts provide for post-employment severance payments and benefits in the event of termination under certain circumstances. The post-employment terms of these contracts are described in more detail below (see the section entitled “Potential Payments Upon Termination or a Change in Control”). The Committee believes that these contracts provide an incentive to the NEOs to remain with the Company throughout a potential change of control scenario which may cause our NEOs to perceive their future with the Company to be uncertain and serve to align the interests of the NEOs and stockholders in the event of a potential acquisition of the Company.

Base Salaries

The Committee believes that salaries should be reasonable. While the Committee targets base salaries at the 50th percentile of the Collected Market Data, the Committee retains the discretion to set base salaries based on performance, experience and other factors considered appropriate.

During its annual review of base salaries for executives for 2007 the Committee primarily considered:

•	the Collected Market Data;

•	Internal review of the executives’ compensation, both individually and relative to other officers; and

•	Individual performance of the executive.

After such assessment, the Committee established a target increase in base salary of 4%, which was in line with the 50th percentile of the Collected Market Data. In January 2007, the Committee approved 4% merit increases to certain NEOs resulting in revised base salaries as follows: Mr. Hess $204,152; Ms. Manning $285,740; and Dr. Barrett $365,560. Dr. Jackson did not receive a merit increase in accordance with his employment agreement with the Company. Dr. Jackson’s initial salary in 2007 under this agreement was $268,950, which was adjusted in April 2007 to $358,600 in connection with his return to a full-time schedule with the Company. Mr. Dougherty did not receive a merit increase in 2007 since his $400,000 salary was set in December 2006 when he was elected as President and CEO.

Annual Incentive Program

The Company maintains the Incentive Compensation Plan (the “Annual Plan”) under which NEOs are eligible to receive an annual incentive bonus based on the achievement of Company and individual objectives. The Committee provides bonus incentives for achievement of these goals because it believes that a significant portion of each NEO’s compensation should be contingent on the achievement of such objectives, and that attainment of these goals will ultimately be in the best long-term interests of the Company and its stockholders.

Goals and objectives are established at the beginning of each year. The Board of Directors reviews and approves the corporate goals. Each NEO other than the CEO sets his or her individual goals with his or her supervisor. In addition, each NEO’s target incentive opportunity under the Annual Plan (each, an “Individual Target”), which is a percent of the NEO’s base salary, is set forth in his or her employment agreement, and reviewed annually against the 50th percentile of the Collected Market Data for competitiveness. NEOs’ Individual Targets in 2007 were as follows: Mr. Dougherty 50% of his base salary, Mr. Hess 25% of his base salary, Ms. Manning 30% of her base salary and Dr. Barrett 30% of his base salary. Dr. Jackson’s employment arrangement provides for a cash incentive bonus of 50% of his base salary payable upon the approval of Entereg® provided that such approval is received by the Company prior to June 30, 2008. Mr. Dougherty’s, Ms. Manning’s and Dr. Barrett’s Individual Targets were each at approximately the 50 th percentile, whereas Mr. Hess’ Individual Target was below the 50th percentile, of target bonuses as reported in the Collected Market Data.

At the end of each year the Committee reviews the Company’s performance in comparison to the previously established corporate goals and the Committee evaluates the corporate performance against each objective as follows:

Description of Performance	Performance Rating
Made some progress, but did not achieve objective	0 to 94%
Achieved objective	95% to 105%
Exceeded objective	106% to 150%
Outstanding achievement	151% to 200%

Actual corporate performance to goals is then used to determine a performance achievement percentage.

In January 2007, the Board of Directors of the Company set specific corporate objectives for 2007 (the “2007 Objectives”) under the Company’s Annual Plan. The corporate objectives included securing certain regulatory approvals, advancing product candidates through development, building the Company’s product portfolio and other operating targets, which the Company does not publish because doing so would cause competitive harm to the Company. While the Company believed that the 2007 Objectives were achievable, such achievements were substantially uncertain at the time these objectives were set. Particular uncertainty surrounded the approval by the U.S. Food and Drug Administration (“FDA”) for Entereg® for use in postoperative ileus.

When assessing the Company’s performance against the previously established corporate goals and objectives for 2007, the Committee determined that the Company achieved a performance achievement percentage of 65%. This assessment was based on a number of factors, including the Company’s progress in the clinical evaluation of the Company’s Delta Opioid Receptor Agonist Program, progress in discovery research activities where objectives had been exceeded, and entering into a major Strategic Alliance with Pfizer, Inc, for the Delta Program. Progress was also noted relating to the Entereg® development program, including initial preparations for an FDA Advisory Committee Meeting for Entereg® held in January 2008.

Following that review of corporate performance, the Committee considered individual performances in 2007 and awarded the following annual incentive cash bonuses in January 2008: Mr. Dougherty $130,000, or 32% of his base salary, Mr. Hess $33,000, or 16% of his base salary, and Ms. Manning $55,000, or 19% of her base salary. The bonuses for Mr. Hess and Ms. Manning were based upon Mr. Dougherty’s recommendations and approved by the Committee, whereas the Committee independently determined and approved Mr. Dougherty’s bonus award.

Long-Term Incentives

The Committee believes that equity-based incentives are an important link between the NEO and stockholder interest. Accordingly, the Committee provides long-term incentives by means of periodic grants of stock options and stock awards under the Company’s equity compensation plans. Historically, the Committee has elected to use stock options as the primary long-term equity incentive vehicle. The Committee considers stock options to be a valuable and necessary compensation tool that aligns the long-term financial interests of the Company’s executives with the financial interests of its stockholders.

Due to the growth stage of our business, the Committee targets a greater portion of compensation to the Company’s executives through its equity compensation plans than through cash based compensation. The Committee believes that the annual aggregate value of these awards should be between the 50th and 75th percentile range of the Company’s Collected Market Data. Other factors considered by the Committee include an assessment of individual performance, a review of already existing long-term incentives and retention considerations.

The Company administers the 1994 Plan and the 2003 Plan. Stock options granted have exercise prices equal to the fair market value of the underlying common stock, as determined under the stock option plan, typically vest monthly over a four-year period and typically expire ten years from the date of grant. The vesting of stock options monthly over a four-year period serves to retain qualified employees, providing continuing benefits to the Company beyond those achieved in the year the stock option grant is made.

Annual awards are granted at the Committee’s regularly scheduled January meeting. Newly hired executives typically receive an initial award of stock options on the first date of employment. Newly promoted executives may receive an award of stock options on the effective date of their promotion.

In January 2007, the Committee targeted the 75th percentile of the Collected Market Data when awarding the following stock option awards: Mr. Hess 35,000 stock options; Ms. Manning 60,000 stock options; and Dr. Barrett 150,000 stock options. These awards were below, at and above the 75th percentile of the Collected Market Data, respectively. Mr. Dougherty did not receive any stock option awards since he received options and restricted stock in December 2006 when he was elected as President and CEO. These options, which were granted pursuant to the 2003 Plan, have an exercise price of $7.54, vest monthly over four years and expire ten years after the grant date.

In 2007, the Committee also determined to grant the following Deferred Share Awards and stock option awards pursuant to the 2003 Plan as an additional motivation and retention vehicle in light of regulatory setbacks sustained in the Entereg® development program:

	Jan. 2007 Deferred Stock Awards	June and Sept. 2007 Deferred Stock Awards	June and Sept. 2007 Stock Option Awards
	Amount	Amount	Amount	Exercise Price
Michael R. Dougherty	6,500	15,000	115,000	$3.72
Thomas P. Hess	3,000	4,000	25,000	$3.83
Martha E. Manning	6,500	5,000	40,000	$3.83
David Jackson	—	5,000	40,000	$3.83
James E. Barrett	10,000	—	—	—

In determining the size of the awards granted in June and September, the Committee reviewed the stock options awarded in January 2007. The options, which vest monthly over four years, expire ten years after their respective grant dates. The deferred stock awards vest in full on the third anniversary of their respective award dates, subject to accelerated vesting in full on the date the FDA approves a New Drug Application for Entereg® for use in postoperative ileus or on a Change of Control, as defined under the 2003 Plan.

Stock Ownership/Retention Guidelines

The Company does not require its NEOs to maintain a minimum ownership interest in the Company, however, as previously noted, the Committee targets a greater portion of compensation to NEOs through stock compensation plans than through cash based compensation.

Other Compensation and Perquisite Benefits

In addition to the principal categories of compensation described above, the Company provides its NEOs with coverage under its broad-based health and welfare benefits plans, including medical, dental, disability and life insurance. The Company also sponsors a 401(k) Plan. Our 401(k) Plan is a tax-qualified retirement savings plan pursuant to which all employees, including the NEOs, are able to contribute up to the limit prescribed by the Internal Revenue Code on a before-tax basis. The Company may match 50% of an employee’s contributions to the 401(k) Plan up to a maximum contribution for such match equal to 50% of 4% of such employee’s annual salary, up to a maximum salary amount. All contributions made by a participant vest immediately and matching contributions by the Company vest over four years, provided that once the employee has completed four years of service with the Company, all Company contributions are fully vested when made.

The Company’s NEOs are generally entitled to benefits that are otherwise available to all of our employees. Accordingly, the Company does not provide separate pension benefits, post-retirement health coverage or similar enhanced benefits for its executives. Occasionally, certain executives separately negotiate other benefits in addition to the 401(k) Plan benefits described above and the Executive Severance Pay Program described below, such as certain life insurance benefits or reimbursement of living expenses, all of which is noted in the “All Other Compensation” column in the Summary Compensation table shown on page 26. For instance, when Dr. Jackson joined the Company, he negotiated for, and the Company agreed to pay, the annual premiums for a $600,000 term life insurance policy.

Executive Severance Pay Program

In August 2002, we adopted the Adolor Corporation Executive Severance Pay Program (the Severance Pay Program). The Severance Pay Program is intended to provide temporary income replacement and other benefits to certain individuals whose employment with us is terminated. Each of our employees who has a title of Vice President or higher on his or her termination date may be eligible to receive benefits under the Severance Pay Program unless such employee is party to an agreement with the Company which contains provisions concerning severance payments or benefits.

Tax and Accounting Implications

Deductibility of Certain Compensation

Payments made during 2007 to the Company’s executives under the various programs discussed above were made with regard to the provisions of section 162(m) of the Internal Revenue Code that became effective on January 1, 1994. Section 162(m) limits the deduction that may be claimed by a “public company” for compensation paid to certain individuals to $1,000,000 except to the extent that any excess compensation is “performance-based compensation.” The definition of performance-based compensation includes compensation deemed paid on the exercise of certain stock options. The exercised stock options must have an exercise price equal to the fair market value of the option shares on the grant date to qualify as performance-based compensation. The 1994 Plan and the 2003 Plan are intended to ensure that the exercise of such stock options will qualify as performance-based compensation. Through December 31, 2007, this provision has not affected our tax deductions, and the Committee believes that, at the present time, it is quite unlikely that the compensation paid to any of our employees in a taxable year, which is subject to the deduction limit, will exceed $1,000,000. The Committee intends to continue to evaluate the effects of the statute and any applicable regulations and to comply with Internal Revenue Code section 162(m) in the future to the extent consistent with the best interests of the Company.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation Committee of our Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis, which is required by Item 402(b) of Regulation S-K, with management. Based on our review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

MEMBERS OF THE COMPENSATION COMMITTEE

Claude Nash, Ph.D (Chairman)

Armando Anido

Robert Nelsen

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the year ended December 31, 2007.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($) (2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Michael R. Dougherty, President and Chief Executive Officer (5)	2007 2006	400,000 333,797	— —	— —	811,872 618,429	130,000 50,085	— —	4,500(6) 53,201(7)	1,346,372 1,055,512
Thomas P. Hess, VP Finance and Chief Financial Officer	2007 2006	203,850 196,250	— —	— —	132,551 72,004	33,000 19,630	— —	4,077(6) 3,925(6)	373,478 291,809
Martha E. Manning, SVP, General Counsel and Secretary	2007 2006	285,317 274,442	— —	— —	379,822 345,745	55,000 41,213	— —	4,500(6) 5,853(8)	724,639 667,253
David Jackson, SVP and Chief Medical Officer	2007 2006	332,740 358,198	— —	— —	156,376 193,875	— —	— —	67,504(9) 63,981(10)	556,620 616,054
James E. Barrett, SVP, Chief Scientific Officer and President, Research (11)	2007 2006	210,359 350,981	— —	— —	211,902 317,447	— 55,361	— —	466,418(12) 168,161(13)	888,679 891,950

(1)	In January 2008, the Compensation Committee approved the following salaries for 2008: Mr. Dougherty $425,000; Mr. Hess $212,318; and Ms. Manning $297,170. Dr. Jackson’s salary effective April 30, 2007 through June 30, 2008 is $358,600. These amounts are not reflected in the summary compensation table above.

(2)	In January 2008, the Compensation Committee granted deferred performance stock awards and performance stock options, as described below under “Grants of Plan-Based Awards After Fiscal Year End” following the Grants of Plan-Based Awards table. These amounts are not reflected in the summary compensation table above.

(3)	The amounts in this column reflect the dollar amounts recognized for financial statement reporting purposes for the year ended December 31, 2007 in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-based Payments,” with respect to option awards. See Note 2 of the financial statements of the Company’s Annual Report for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards.

In January 2008, the Compensation Committee granted the following option awards: for Mr. Dougherty, options to purchase 120,000 shares of Common Stock; for Mr. Hess, options to purchase 25,000 shares of Common Stock; for Ms. Manning, options to purchase 40,000 shares of Common Stock; and for Dr. Jackson, options to purchase 35,000 shares of Common Stock. Each of these options has an exercise price of $4.23 per share. These options vest over four years at the rate of 1/48 th of the shares subject to the option per month and expire ten years after the grant date. These awards were granted pursuant to the Company’s 1994 Plan and these awards are not reflected in the table above.

(4)	These amounts represent the actual awards paid in recognition of 2007 performance. The amounts which could have been paid to NEOs in January 2008, pursuant to the Company’s Annual Incentive Program, in recognition of 2007 performance, are described below under “Estimate Future Payouts Under Non-Equity Incentive Plan Awards” in the Grants of Plan-Based Awards table.

(5)	Mr. Dougherty became our President and Chief Executive Officer on December 14, 2006. Prior to that Mr. Dougherty served as our Senior Vice President and Chief Operating Officer.

(6)	Consists of matching 401(k) plan contributions by us.

(7)	Consists of payment for unused vacation of $48,801 and matching 401(k) plan contributions by us of $4,400.

(8)	Consists of payment for unused vacation of $1,453 and matching 401(k) plan contributions by us of $4,400.

(9)	Consists of (i) reimbursement by us of temporary living expenses of $39,169 and payment by us for reimbursement of certain tax obligations with respect to such reimbursement of $17,939; (ii) payment by us of life insurance premiums of $4,096 and payment by us for reimbursement of certain tax obligations with respect to such reimbursement of $1,799; and (iii) matching 401(k) plan contributions by us of $4,500.

(10)	Consists of (i) reimbursement by us of temporary living expenses of $29,663 and payment by us for reimbursement of certain tax obligations with respect to such reimbursement of $17,126; (ii) payment for unused vacation of $6,896; (iii) payment by us of life insurance premiums of $4,096 and payment by us for reimbursement of certain tax obligations with respect to such reimbursement of $1,799; and (iv) matching 401(k) plan contributions by us of $4,400.

(11)	Dr. Barrett’s employment with us terminated in July 2007.

(12)	Consists of (i) payment for unused vacation of $18,278; (ii) matching 401(k) plan contributions by us of $4,404; (iii) severance payments of $420,921 and accruals of $16,815 for continued medical and dental benefits (which amounts are payable to him over the twelve months immediately following the termination of his employment); and (iv) payment of $6,000 for attendance at scientific meetings planned prior to the termination of Dr. Barrett’s employment.

(13)	Consists of (i) reimbursement by us of relocation expenses of $104,253 and payment by us for reimbursement of certain tax obligations with respect to such relocation reimbursement of $45,989; (ii) payment for unused vacation of $13,519; and (iii) matching 401(k) plan contributions by us of $4,400.

Employment Agreements

Each executive officer of the Company has entered into an at-will employment agreement with the Company. Each agreement outlines the executive’s job responsibilities and title, annual base salary, target cash award pursuant to the Company’s Annual Plan (which is a percentage of base salary), compensation in the event of termination of such executive’s employment and other benefits which the executive is eligible to receive. The post-employment terms of these contracts are described in more detail below (see the section entitled “Potential Payments Upon Termination or a Change in Control”).

Mr. Dougherty

In November 2002, we entered into an at-will employment agreement with Mr. Dougherty to serve as the Company’s Senior Vice President of Commercial Operations, Pursuant to the terms of the employment agreement, Mr. Dougherty was entitled to receive an annual base salary of $277,500, which could be increased (but not decreased) annually by the Board of Directors. To the extent his base salary was increased, such increased base salary will be Mr. Dougherty’s base salary amount for all purposes under his employment agreement. For 2007, Mr. Dougherty’s base salary was $400,000 and for 2008 his base salary will be $425,000. Mr. Dougherty is also eligible to participate in all benefit programs maintained by us that may be provided to our senior executives from time to time and is eligible for a target cash award pursuant to the Company’s Annual Plan equal, as of February 21, 2008, to 55% of his base salary.

Mr. Hess

In September 2005, we entered into an at-will employment agreement with Mr. Hess to serve as the Company’s Vice President, Finance and Chief Financial Officer. Pursuant to the terms of the employment agreement, Mr. Hess is entitled to receive an annual base salary of $195,000. For 2007, Mr. Hess’ base salary was $204,152 and for 2008 his base salary will be $212, 318. Mr. Hess is also eligible to participate in all benefit programs maintained by us that may be provided to our senior executives from time to time and is eligible for a target cash award pursuant to the Company’s Annual Plan equal to 25% of his base salary.

Ms. Manning

In June 2002, we entered into an at-will employment agreement with Ms. Manning to serve as the Company’s Senior Vice President, General Counsel and Secretary. Pursuant to the terms of the employment agreement, Ms. Manning was entitled to receive an annual base salary of $230,000, which could be increased (but not decreased) annually by the Board of Directors. To the extent her base salary was increased, such increased base salary will be Ms. Manning’s base salary amount for all purposes under her employment agreement. For 2007, Ms. Manning’s base salary was $285,740 and for 2008 her base salary will be $297,170. Ms. Manning is also eligible to participate in all benefit programs maintained by us and is eligible for a target cash award pursuant to the Company’s Annual Plan equal to 30% of her base salary, based upon the achievement of pre-determined and objective performance goals determined by our Board of Directors.

Dr. Jackson

On May 1, 2007, the Company entered into an at-will employment agreement with Dr. Jackson, which employment agreement superseded his previous employment agreement from January 7, 2007. Pursuant to the terms of the employment agreement, as the Company’s Senior Vice President and Chief Medical Officer, Dr. Jackson is entitled to receive an annual base salary of $358,600 for full-time work effective April 30, 2007 through June 30, 2008. His earlier employment agreement, which was superseded, entitled him to receive an annual base salary of $268,950 for a work commitment of thirty (30) hours per week effective January 19, 2007 and an annual base salary of $201,713 for a work commitment of twenty (20) hours per week effective October 1, 2007 through June 30, 2008. The Company will also pay the 2007 annual premium for the $600,000 term life insurance policy currently in effect. During his employment, Dr. Jackson is eligible to continue participating in the Company’s employee benefit programs for which he is eligible and his stock options will continue to vest in accordance with their respective vesting schedules. Dr. Jackson was eligible for an incentive cash bonus during 2007 pursuant to the Company’s Annual Plan upon the approval of a New Drug Application for Entereg® for the management of postoperative ileus by the U.S. Food and Drug Administration equal to 50% of his annual base salary in effect at the time of such approval.

Dr. Barrett

In June 2004, we entered into an at-will employment agreement with Dr. Barrett to serve as the Company’s Chief Scientific Officer and President, Research. Pursuant to the terms of his employment agreement, Dr. Barrett was entitled to receive an annual base salary of $328,500. For 2007, Dr. Barrett’s base salary was $365,560. Dr. Barrett was also eligible to participate in our employee benefit programs and was eligible for a target cash award pursuant to the Company’s Annual Plan equal to 30% of his base salary, based upon the achievement of pre-determined and objective performance goals determined by our Board of Directors.

On July 24, 2007, our employment agreement with Dr. Barrett from June 2004 was terminated, as described in the section entitled “Potential Payments Upon Termination or a Change in Control.”

GRANTS OF PLAN-BASED AWARDS

The table below sets forth certain information with respect to stock awards and options granted during the year ended December 31, 2007 to each of our executive officers listed in the Summary Compensation Table above.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($) (2)	All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($ /Sh) (4)	Grant Date Fair Value of Stock and Option Awards(5)
Michael R. Dougherty, President and Chief Executive Officer	N/A	—	$200,000	$400,000	—	—		—	—
	1/4/2007	—	—	—	6,500	—		—	$49,010
	9/17/2007	—	—	—	15,000	—		—	$55,800
	9/17/2007	—	—	—	—	115,000	(6)	$3.72	$288,650
Thomas P. Hess, VP Finance and Chief Financial Officer	N/A	—	51,038	102,076	—	—		—	—
	1/4/2007	—	—	—	3,000	—		—	$22,620
	1/4/2007	—	—	—	—	35,000	(6)	7.54	$164,850
	6/13/2007	—	—	—	4,000	—		—	$15,320
	6/13/2007	—	—	—	—	25,000	(6)	3.83	$65,250
Martha E. Manning, SVP, General Counsel and Secretary	N/A	—	85,722	171,444	—	—		—	—
	1/4/2007	—	—	—	6,500	—		—	$49,010
	1/4/2007	—	—	—	—	60,000	(6)	7.54	$282,600
	6/13/2007	—	—	—	5,000	—		—	$19,150
	6/13/2007	—	—	—	—	40,000	(6)	3.83	$104,400
David Jackson, SVP and Chief Medical Officer	N/A	—	107,580	215,160	—	—		—	—
	6/13/2007	—	—	—	5,000	—		—	$19,150
	6/13/2007	—	—	—	—	40,000	(6)	3.83	$104,400
James E. Barrett, SVP, Chief Scientific Officer and President, Research	N/A	—	109,668	219,336	—	—		—	—
	1/4/2007	—	—	—	10,000	—		—	$75,400
	1/4/2007	—	—	—	—	150,000	(7)	7.54	$706,500

(1)	These amounts could have been paid to NEOs in January 2008, pursuant to the Company’s Annual Incentive Program, in recognition of 2007 performance, as further described above under “Annual Incentive Program” in the “Compensation Discussion and Analysis” section. Actual bonuses paid are reported in the Summary Compensation Table.

(2)	Each individual NEO’s maximum future payout pursuant to the non-equity incentive plan is 200% of their Individual Targets. Each Individual Target is a percent of the NEO’s base salary, as described above under “Annual Incentive Program” in the “Compensation Discussion and Analysis” section.

(3)

In January 2008, the Compensation Committee granted the following option awards: for Mr. Dougherty, options to purchase 120,000 shares of Common Stock; for Mr. Hess, options to purchase 25,000 shares of Common Stock; for Dr. Jackson, options to purchase 35,000 shares of Common Stock; and for Ms. Manning, options to purchase 40,000 shares of Common Stock. Each of these options has an exercise price of $4.23 per share. These options vest over four years at the rate of 1/48th of the shares subject to the option per month and expire ten years after the grant date. These awards were granted pursuant to the Company’s 1994 Plan and these awards are not reflected in the table above.

(4)	The exercise price of the stock option awards is equal to the grant day’s closing price of the Common Stock as reported by The Nasdaq Stock Market Inc. Stock options were granted under the Amended and Restated 2003 Stock-Based Incentive Compensation Plan. Stock options expire ten years from the date of grant.

(5)	See Note 2 of the financial statements of the Company’s Annual Report for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards.

(6)	These stock options vest over four years at the rate of 1/48th of the shares subject to the option per month.

(7)	Dr. Barrett has until July 24, 2008, which is one year after the date of his termination, to exercise his options which were vested as of his termination date. On Dr. Barrett’s termination date, 135,413 of these options had vested.

Grants of Plan-Based Awards After Fiscal Year End

In January 2008, the Board of Directors granted Mr. Dougherty, and the Compensation Committee granted the other NEOs, the following deferred performance stock awards under the Company’s 2003 Plan which vest on the date prior to August 31, 2008 that the FDA approves a New Drug Application (“NDA”) for alvimopan for postoperative ileus as set forth below:

	NDA Approval On Or before 4/30/08	NDA Approval On Or before 6/30/08	NDA Approval On Or before 8/31/08
	Amount of Deferred Stock Awards	Amount of Deferred Stock Awards	Amount of Deferred Stock Awards
Michael R. Dougherty	12,000	8,000	4,000
Thomas P. Hess	3,000	2,000	1,000
David Jackson	7,500	5,000	2,500
Martha E. Manning	5,360	3,575	1,790

These awards are also subject to accelerated vesting in the event that a Change in Control of the Company, as defined in the 2003 Plan, occurs. In the event that neither an NDA for alvimopan for postoperative ileus is approved by FDA nor a Change in Control occurs on or before August 31, 2008, these deferred stock awards expire without any further action of the Company. These awards are not reflected in the Grants of Plan-Based Awards table above.

In addition, in January 2008, the Board of Directors granted Mr. Dougherty non-qualified performance stock options to purchase shares of the Company’s common stock under the Company’s 2003 Plan at an exercise price equal to $4.23. The potential amount of options to be granted is set forth below and these options are subject to vesting as provided below. The award fully vests on the date (the “Achievement Date”) prior to August 31, 2008 that the FDA approves a New Drug Application for alvimopan for use in postoperative ileus (“NDA Approval”) as follows:

	NDA Approval On Or before 4/30/08	NDA Approval On Or before 6/30/08	NDA Approval On Or before 8/31/08
	Amount of Options	Amount of Options	Amount of Options
Michael R. Dougherty	30,000	20,000	10,000

Upon receipt of NDA Approval, these options become exercisable with respect to 1/36th of the shares covered by such option on each of the 36 succeeding monthly anniversary dates of the Achievement Date and expire on the tenth anniversary of the grant date. These options are also subject to accelerated vesting in the event that a Change in Control of the Company, as defined in the 2003 Plan, occurs. In the event that neither an NDA for alvimopan for postoperative ileus is approved by the FDA nor a Change in Control occurs on or before August 31, 2008, these performance options expire without any further action of the Company. These awards are not reflected in the Grants of Plan-Based Awards table above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Michael R. Dougherty, President and Chief Executive Officer	100,000	—	—	$14.55	11/4/2012	—		—	—	—
	5,000	—	—	13.15	1/9/2013	—		—	—	—
	20,000	—	—	18.86	10/27/2013	—		—	—	—
	50,000	—	—	20.49	1/6/2014	—		—	—	—
	47,395	17,605	—	9.78	1/6/2015	—		—	—	—
	47,916	52,084	—	14.71	1/6/2016	—		—	—	—
	99,999	300,001	—	8.24	12/14/2016	75,000	(3)	$345,000	—	—
	—	—	—	—	1/4/2017	6,500	(4)	$29,900
	7,187	107,813	—	3.72	9/17/2017	15,000	(5)	$69,000
Thomas P. Hess, VP Finance and Chief Financial Officer	27,083	22,917	—	10.05	10/31/2015	—			—	—
	1,197	1,303	—	14.71	1/6/2016	—			—	—
	8,020	26,980	—	7.54	1/4/2017	3,000	(4)	$13,800
	3,124	21,876	—	3.83	6/13/2017	4,000	(6)	$18,400
Martha E. Manning, SVP, General Counsel and Secretary	100,000	—	—	10.10	7/22/2012	—		—	—	—
	10,000	—	—	13.15	1/9/2013	—		—	—	—
	5,000	—	—	18.86	10/27/2013	—		—	—	—
	48,958	1,042	—	20.49	1/6/2014	—		—	—	—
	36,458	13,542	—	9.78	1/6/2015	—		—	—	—
	19,166	20,834	—	14.71	1/6/2016	—		—	—	—
	13,749	46,251	—	7.54	1/4/2017	6,500	(4)	$29,900	—	—
	4,999	35,001	—	3.83	6/13/2017	5,000	(6)	$23,000	—	—
David Jackson, SVP and Chief Medical Officer	50,000	—	—	21.25	1/29/2011	—		—	—	—
	30,000	—	—	16.25	1/29/2011	—		—	—	—
	20,000	—		14.62	12/4/2011	—		—	—	—
	16,844	—	—	16.73	1/10/2012	—		—	—	—
	20,000	—	—	9.85	4/12/2012	—		—	—	—
	25,000	—	—	13.53	5/14/2012	—		—	—	—
	23,200	—	—	13.15	1/9/2013	—		—	—	—
	20,000	—	—	18.86	10/27/2013	—		—	—	—
	48,958	1,042	—	20.49	1/6/2014	—		—	—	—
	4,999	35,001	—	3.83	6/13/2017	5,000	(6)	$23,000
James E. Barrett, SVP, Chief Scientific Officer and President, Research (7)	72,916	—	—	10.65	7/24/2008	—		—	—	—
	15,624	—	—	9.78	7/24/2008	—		—	—	—
	28,124	—	—	14.71	7/24/2008	—		—	—	—
	18,749	—	—	7.54	7/24/2008	—		—	—	—

(1)	These options vest over four years at the rate of 1/48th of the shares subject to the option per month.

(2)	Market value of stock awards is computed using the close price on December 31, 2007 of $4.60.

(3)	These 75,000 shares of restricted stock vest as follows: (i) 37,500 shares of restricted stock will vest on the date that the FDA approves for commercial sale an NDA for alvimopan for use in postoperative ileus; and (ii) 37,500 shares of the restricted stock will vest on the date that the FDA approves for commercial sale an NDA for alvimopan for use in opioid bowel dysfunction.

(4)	This deferred stock award vests January 4, 2010 subject to accelerated vesting upon the earlier of (i) the date the FDA approves an NDA for alvimopan for postoperative ileus; or (ii) a Change of Control under the 2003 Plan.

(5)	This deferred stock award vests on September 17, 2010 subject to accelerated vesting upon the earlier of (i) the date the FDA approves an NDA for alvimopan for postoperative ileus; or (ii) a Change of Control under the 2003 Plan.

(6)	This deferred stock award vests June 13, 2010 subject to accelerated vesting upon the earlier of (i) the date the FDA approves an NDA for alvimopan for postoperative ileus; or (ii) a Change of Control under the 2003 Plan.

(7)	Dr. Barrett has until July 24, 2008, which is one year after the date of his termination, to exercise the 135,413 options which were vested as of his termination date. All options and shares which were unvested upon the date of his termination were forfeited according to their terms.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

The table below reflects the amount of compensation to each of the NEOs pursuant to each executive’s employment agreement, or in the absence of such an agreement, the Company’s Executive Severance Pay Program, in the event of termination of such executive’s employment. The amount of compensation payable to each NEO upon termination without cause or for good reason and upon termination following a change of control is shown below. The amounts shown assume that such termination was effective as of December 31, 2007, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

	Termination w/o Cause or for Good Reason				Change in Control
Name	Current Salary and 2007 Annual Incentive Award ($)	Healthcare Benefits ($)	Outplacement Services ($)	Total ($)	Current Salary and 2007 Annual Incentive Award ($)	Healthcare Benefits ($)	Outplacement Services ($)	Accelerated Equity Interests ($) (1)		Total ($)
Michael R. Dougherty, President and Chief Executive Officer (2)	$555,000	$19,081	$20,000	$594,081	$555,000	$19,081	$20,000	$545,100	(3)	$1,139,181
Thomas P. Hess, VP Finance and Chief Financial Officer	212,318	20,816	20,000	286,134	212,318	20,816	20,000	51,450	(4)	304,584
Martha E. Manning, SVP, General Counsel and Secretary (2)	352,170	24,508	20,000	396,678	352,170	24,508	20,000	83,700	(5)	480,378
David Jackson, SVP and Chief Medical Officer	358,600	18,138	—	376,738	358,600	18,138	—	53,800	(6)	430,538
James E. Barrett, SVP, Chief Scientific Officer and President, Research (7)	—	—	—	—	—	—	—	—		—

(1)	The Company’s 1994 Plan and 2003 Plan each contain change in control provisions regarding accelerated vesting of outstanding option grants and stock issuances.

1994 Plan: Upon a change in control of the Company (as defined in the 1994 Plan), all outstanding options under the 1994 Plan shall fully vest. In addition, upon a change in control of the Company, the Compensation Committee or the Board of Directors may, in its sole discretion, (i) cancel any outstanding awards in exchange for a cash payment of an amount equal to the difference between the then fair market value of the award less the option or base price of the award, or (ii) where we are not the surviving corporation, cause the surviving corporation to assume or replace all outstanding awards with comparable awards.

2003 Plan: Upon a change in control of the Company (as defined in the 2003 Plan), the Compensation Committee shall fully vest all awards made under the 2003 Plan. In addition, upon a change in control of the Company, the Compensation Committee may, at its discretion (i) cancel any outstanding awards in exchange for a cash payment of an amount equal to the difference between the then fair market value of the award less the option or base price of the award, (ii) after having given the award holder a chance to exercise any outstanding options, terminate any or all of the award holder’s unexercised options, or (iii) where we are not the surviving corporation, cause the surviving corporation to assume or replace all outstanding awards with comparable awards.

For purposes of calculating the value of accelerated equity interests, the closing price of the Company’s common stock on December 31, 2008 of $4.60 has been used.

(2)	In addition to the amounts listed in the table, upon a termination or a change of control this officer would also be entitled to (i) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination and (ii) exercise all equity interests in us that have vested up through the date of termination during the period of one year following the date of termination.

(3)	Consists of $101,200 in connection with the acceleration of stock options and $443,900 in connection with the acceleration of restricted and deferred shares.

(4)	Consists of $19,250 in connection with the acceleration of stock options and $32,200 in connection with the acceleration of restricted shares.

(5)	Consists of $30,800 in connection with the acceleration of stock options and $52,900 in connection with the acceleration of restricted shares.

(6)	Consists of $30,800 in connection with the acceleration of stock options and $23,000 in connection with the acceleration of restricted shares.

(7)	Dr. Barrett’s employment with us terminated in July 2007.

Executive Severance Pay Program

Under the Severance Pay Program, we are required to provide a severance benefit of up to 12 months base salary and medical and dental benefits to eligible employees whose employment is (i) terminated by us or (ii) within six months of a change of control of the Company either terminated by us or terminated with good reason by the employee. An employee will not be eligible for severance benefits under the Severance Pay Program if the committee appointed by the Board of Directors to administer the Severance Pay Program determines that the employee (i) was terminated for cause, (ii) failed to execute a separation agreement or (iii) failed to comply with any applicable agreement not to compete with us. Eligible employees will also be able to receive severance benefits under the Severance Pay Program if they die while receiving benefits under the Severance Pay Program. We reserve the right to amend or terminate the Severance Pay Program at any time.

Employment Agreements Provisions Regarding Compensation in the Event of Termination of Employment

As discussed above, each executive officer of the Company has entered into an at-will employment agreement with the Company and these agreements outline what compensation the executive is eligible to receive in the event of termination of such executive’s employment.

Mr. Dougherty

In January 2004, we amended Mr. Dougherty’s agreement. Mr. Dougherty’s amended agreement provided that if his employment is terminated at any time (i) by him for good reason following 15 days prior written notice to us, or (ii) by us without cause, or if a change in control occurs and his employment is terminated at any time during the 90 days before or the first twelve months following such change in control (x) by him for good reason following 15 days prior written notice to us, or (y) by us without cause he will be entitled to receive from us (a) in twelve monthly installments a payment in gross amount equal to the sum of (1) his base salary and (2) the amount paid to him pursuant to the Company’s Annual Plan for his performance during the immediately preceding calendar year, (b) continuation of similar benefits in effect as of the date of termination for a period of one year following the date of termination at our sole expense, (c) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination, (d) the ability to exercise all equity interests in us that have vested up through the date of termination during the period of one year following the date of termination, and (e) any other payments and/or benefits which he is entitled to receive under the terms and provisions of any of our employee pension, incentive, or welfare benefit plans.

Mr. Hess

Mr. Hess’ agreement from September 2005 provides that he is eligible to participate in the Company’s Severance Pay Program, described above.

Ms. Manning

Ms. Manning’s agreement from June 2002 provides that if her employment is terminated at any time (i) by her for good reason following 15 days prior written notice to us, or (ii) by us without cause, or if a change in control occurs and her employment is terminated at any time during the 90 days before or the first twelve months following such change in control (x) by her for good reason following 15 days prior written notice to us, or (y) by us without cause she will be entitled to receive from us (a) in twelve monthly installments a payment in gross amount equal to the sum of (1) her base salary and (2) the amount paid to her pursuant to the Company’s Annual Plan for her performance during the immediately preceding calendar year, (b) continuation of similar benefits in effect as of the date of termination for a period of one year following the date of termination at our sole expense, (c) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through the date of termination, (d) the ability to exercise all equity interests in us that have vested up through the date of termination during the period of one year following the date of termination, and (e) any other payments and/or benefits which she is entitled to receive under the terms and provisions of any of our employee pension, incentive, or welfare benefit plans.

Dr. Jackson

Pursuant to Dr. Jackson’s employment agreement from May 2007, if the Company terminates Dr. Jackson’s employment without cause prior to June 30, 2008, he will be entitled to receive a severance payment (payable in bi-weekly installments) equal to his annual base salary in effect at the time of such termination.

Dr. Barrett

On July 24, 2007, our employment agreement with Dr. Barrett from June 2004 was terminated. Pursuant to the terms of his employment agreement and a letter agreement with the Company dated July 20, 2007, he is entitled to receive from us (a) twelve months’ salary continuation, in bi-weekly payments, at his final base salary of $365,560, (b) a bonus gross amount of $55,361, based on the bonus amount paid to him pursuant to the Company’s Annual Plan for his performance during the immediately preceding calendar year, (c) continuation of similar benefits in effect as of the date of termination for a period of one year following the date of termination at our sole expense, (c) immediate payment of any unpaid expense reimbursements, deferred compensation and unused accrued vacation days through July 24, 2007, including a $6,000 payment for attendance at scientific meetings previously planned, (d) the ability to exercise all equity interests in us that have vested up through July 24, 2007 during the period of one year following July 24, 2007, and (e) any other payments and/or benefits which he is entitled to receive under the terms and provisions of any of our employee pension, incentive, or welfare benefit plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND DIRECTORS AND OFFICERS

The following table sets forth information as of March 25, 2008, with respect to shares of Common Stock beneficially owned by (i) each person or group that is known to us to be the beneficial owner of more than 5% of our outstanding Common Stock, (ii) each of our directors and named executive officers and (iii) all of our directors and executive officers as a group. Unless otherwise specified, all shares are directly held.

5% Beneficial Owners, Directors, Named Officers (1)	Number of Shares Beneficially Owned	Percent of Shares Outstanding (2)
Westfield Capital Management Company, LLC (3) 1 Financial Center Boston, MA 02111	8,677,100	18.85%
RA Capital Management, LLC RA Capital Biotech Fund, L.P. RA Capital Biotech Fund II, L.P. Richard H. Aldrich Peter Kolchinsky (4) 111 Huntington Avenue, Suite 610 Boston, MA 02199	3,078,872	6.69%
HealthCor Management, L.P. HealthCor Associates, LLC HealthCor Offshore, Ltd. HealthCor Hybrid Offshore, Ltd. HealthCor Group, LLC HealthCor Capital, L.P. HealthCor, L.P. Joseph Healey Arthur Cohen (5) 152 West 57th Street, 47th Floor New York, NY 10019	2,400,000	5.21%
Robert T. Nelsen (6) c/o Arch Venture Fund III, L.P. 8725 West Higgins Rd., Suite 290 Chicago, IL 60631	1,311,523	2.84%
David M. Madden (7)(8)	935,547	2.02%
Michael R. Dougherty (7) (9)	612,663	1.32%
David Jackson (7)	267,954	*
Martha E. Manning (7)	263,497	*
Thomas Hess (7)	52,185	*
James E. Barrett	—	*
Armando Anido (7)	81,319	*
Georges Gemayel (7)	29,653	*
Paul Goddard (7) (10)	138,319	*
George V. Hager, Jr. (7)	82,374	*
Claude H. Nash (7)	160,978	*
Donald Nickelson (7)	91,978	*
All directors and executive officers as a group (13 persons)	4,027,990	8.40%

*	Represents less than 1%

(1)	This table is based upon information supplied by officers, directors and principal stockholders, including, in particular, reports filed on Schedule 13G and Form 4 with the Securities and Exchange Commission.

(2)	Based on 46,028,332 shares of Common Stock outstanding on March 25, 2008. Shares of common stock subject to stock options and warrants currently exercisable, or exercisable within 60 days, are deemed beneficially owned by the person holding such options and warrants. The percent of the outstanding shares of our common stock for any person or group who beneficially owned any shares pursuant to options which are exercisable within 60 days of March 25, 2008, is calculated assuming all such options have been exercised in full and adding the number of shares subject to such options to the total number of shares issued and outstanding on March 25, 2008 for such individual.

(3)	Represents shares owned by certain mutual funds, institutional accounts and/or separate accounts managed by Westfield Capital Management Company, LLC (“Westfield Capital”) as investment advisor. Westfield Capital has sole voting power with respect to 6,819,600 shares and sole dispositive power with respect to 8,677,100 shares. Westfield Capital disclaims beneficial ownership of any of these shares.

(4)	RA Capital Biotech Fund, L.P. (“Fund I”) beneficially owns 3,040,978 shares, RA Capital Biotech Fund II, L.P. (“Fund II”) beneficially owns 37,894 shares and RA Capital Management, LLC (“Capital”), as the sole general partner of Fund I and Fund II, and Richard A. Aldrich and Peter Kolchinsky, as the managers of Capital, each beneficially own 3,078,872 shares. Fund I has sole voting and dispositive power with respect to 3,040,978 shares and Fund II has sole voting and dispositive power with respect to 37,894 shares. Capital has sole voting and dispositive power, and Messrs. Aldrich and Kolchinsky have shared voting and dispositive power, with respect to 3,040,978 shares.

(5)	HealthCor, L.P. (“LP”) beneficially owns 447,348 shares, HealthCor Offshore, Ltd. beneficially owns 1,613,271 shares and HealthCor Hybrid Offshore, Ltd. beneficially owns 339,381shares. As the investment manager of those three funds, HealthCor Management, L.P. and its general partner, HealthCor Associates, LLC (“Associates”) , may each be deemed a beneficial owner of all 2,400,000 shares. Messrs. Cohen and Healey, as managers of Associates may each be deemed a beneficial owner of all 2,400,000 shares. In addition, HealthCor Capital, L.P. (“Capital LP”), as the general partner of LP, and HealthCor Group LLC, as the general partner of Capital LP, may each be deemed a beneficial owner of 447,348 shares. Each of the entities listed above has shared voting and dispositive power with respect to the shares which it beneficially owns.

(6)	Includes (i) 402,874 shares owned by ARCH Venture Fund II, L.P., (ii) 784,657 shares owned by ARCH Venture Fund III, L.P., (iii) 19,992 shares owned by Mr. Nelsen and (iv) outstanding options to purchase 104,000 shares of Common Stock which are exercisable within 60 days of March 25, 2008. Mr. Nelsen is a managing director of ARCH Venture Partners, LLC, which is the general partner of ARCH Venture Fund III, L.P. Mr. Nelsen is a managing director of ARCH Venture Corporation, which is the general partner of ARCH Venture Partners, L.P., which is the general partner of ARCH Management Partners II, L.P., the general partner of ARCH Venture Fund II, L.P. and ARCH II Parallel Fund. Mr. Nelsen has shared investment control of the shares listed in clauses (i) and (ii) and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein, and this report shall not be deemed an admission that Mr. Nelsen is the beneficial owner of such shares of Common Stock.

(7)	Common Stock and the percent of class listed as being beneficially owned include outstanding options to purchase Common Stock which are exercisable within 60 days of March 25, 2008, as follows: Mr. Madden, 176,666 shares; Mr. Dougherty, 536,663 shares; Dr. Jackson, 267,126 shares; Ms. Manning, 262,497 shares; Mr. Hess, 52,185 shares; Mr. Anido, 80,000 shares; Mr. Gemayel, 28,334 shares; Dr. Goddard, 112,000 shares; Mr. Hager, 80,000 shares; Dr. Nash, 129,000 shares; and Mr. Nickelson, 80,000 shares.

(8)	Includes 20,000 shares owned by the Madden 2002 Trust.

(9)	Includes 75,000 restricted shares of Common Stock, 37,500 of which will vest on the date that the U.S. Food and Drug Administration approves for commercial sale a New Drug Application for alvimopan for use in postoperative ileus and 37,500 of which will vest on the date that the Food and Drug Administration approves for commercial sale a New Drug Application for alvimopan for use in opioid bowel dysfunction.

(10)	Includes 25,000 owned by the Goddard Family Trust, Paul Goddard and Jacqueline Goddard Trustees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

No reportable transactions occurred during 2007.

Policies and Procedures.

The Governance and Nominating Committee of our Board of Directors is responsible for reviewing and recommending action to the Board of Directors regarding potential material transactions with any related party, which include our directors or executive officers. This obligation is set forth in writing in our Governance and Nominating Committee Charter, a copy of which is available on our Internet website at www.adolor.com.

To identify related party transactions, each year, we require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Code of Ethical Conduct requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify a supervisor or our General Counsel.

We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. Our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to Adolor in an objective and fair manner.

A copy of our Code of Ethical Conduct is available on our Internet website at www.adolor.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require us to disclose late filings of stock transaction reports by our executive officers and directors. Based solely on a review of reports filed by us on these individuals’ behalf and written representations from them that no other reports were required, all of the Section 16(a) filing requirements with respect to 2007 were made on a timely basis.

OTHER BUSINESS

We are not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the persons named in the accompanying proxy will vote the shares they represent in accordance with their judgment.

By Order of the Board of Directors,

Martha E. Manning

Secretary

April 4, 2008

Appendix A

AMENDMENT

TO THE

ADOLOR CORPORATION

AMENDED AND RESTATED

2003 STOCK-BASED INCENTIVE COMPENSATION PLAN

In accordance with the power reserved to it in Section 10 of the Adolor Corporation Amended and Restated 2003 Stock-Based Incentive Compensation Plan (the “Plan”), the Board of Directors of Adolor Corporation (the “Company”), at a meeting held February 21, 2008, amended the Plan, subject to stockholder approval, to increase the number of shares available to be awarded under that Plan from 6,000,000 shares to 7,600,000 shares. Accordingly, effective upon approval by the Company’s stockholders, Section 5.1, as amended, will read as follows:

“5.1 Subject to adjustment as provided in Section 9, the total number of shares of Common Stock available for Awards under the Plan shall be 7,600,000 shares, all of which may be granted as Incentive Stock Options.”

ADOLOR CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

May 22, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of ADOLOR CORPORATION, a Delaware corporation, does hereby constitute and appoint Michael R. Dougherty, Thomas P. Hess and Martha E. Manning, or any one of them, with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of Adolor Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at The Desmond Great Valley Hotel and Conference Center, One Liberty Boulevard, Malvern, Pennsylvania 19355, on May 22, 2008 at 9:00 a.m. local time, and at any and all adjournments and postponements thereof, as follows:

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND WILL GRANT DISCRETIONARY AUTHORITY IN OTHER MATTERS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 AND 3.

Please mark your votes as indicated in this example ☒

ITEM 1.	ELECTION OF DIRECTORS

01-Armando Anido	FOR	WITHHOLD
02-Michael R. Dougherty	all nominees	for all nominees
03-George V. Hager, Jr.	☐	☐

Withhold votes for one or more nominee(s) that I/we have written on the line

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

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ITEM 2. RATIFICATION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	FOR ☐	AGAINST ☐	ABSTAIN ☐

ITEM 3. AMENDMENT TO THE ADOLOR CORPORATION AMENDED AND RESTATED 2003 STOCK-BASED INCENTIVE COMPENSATION PLAN	FOR ☐	AGAINST ☐	ABSTAIN ☐

OTHER MATTERS

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or at any adjournments thereof.

NOTE: PLEASE DATE THIS PROXY, SIGN YOUR NAME EXACTLY AS IT APPEARS HEREON, AND RETURN PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

Signature(s)

Date

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YOUR VOTE IS IMPORTANT

VOTE TODAY IN ONE OF THREE WAYS:

1.	VOTE BY INTERNET:

Log on to www.votestock.com

Enter your control number printed below

Vote your proxy by checking the appropriate boxes

Click on “Accept Vote”

OR

2.	VOTE BY TELEPHONE:

After you call the phone number below, you will be asked to enter the control number at the bottom of the page. You will need to respond to only a few simple prompts. Your vote will be confirmed and cast as directed.

Call toll-free in the U.S. or Canada at

1-866-626-4508 on a touch-tone telephone

OR

3.	VOTE BY MAIL:

If you do not wish to vote by telephone or over the internet, please complete, sign, date and return the above proxy card in the pre-paid envelope provided.

YOUR CONTROL NUMBER IS:

«control»

Do not return your Proxy Card if you are voting by telephone or via the Internet.

You may vote by telephone or Internet 24 hours a day, 7 days a week.

Telephone and Internet voting is available through 11:59 p.m., prevailing time at the location of the Annual Meeting, on May 21, 2008. Your telephone or Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned your proxy card.